Exhibit 10.3

LOAN AND SECURITY AGREEMENT

dated as of February 8, 2013

by and among

TELETOUCH COMMUNICATIONS, INC.,

PROGRESSIVE CONCEPTS, INC.,

as Borrowers,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders

and

DCP TELETOUCH LENDER, LLC,

as Agent

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(continued)

-ii-

(continued)

-iii-

(continued)

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(continued)

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of February 8, 2013 (this “Agreement”), is entered into by and among Teletouch Communications, Inc., a Delaware corporation “Teletouch”) and Progressive Concepts, Inc., a Texas corporation (“PCI”, together with Teletouch, collectively, the “Borrowers” and each individually, a “Borrower”), the lenders that are or may from time to time become parties hereto (collectively, the “Lenders” and each individually, a “Lender”), and DCP TELETOUCH LENDER, LLC, as administrative agent (“Agent”) for itself and the Lenders.

WITNESSETH:

WHEREAS, Borrowers have requested that Agent and Lenders make a senior secured revolving credit facility available to Borrowers in the initial aggregate principal amount of up to $6,000,000 to be used by Borrowers to repay certain outstanding secured indebtedness and for general corporate purposes; and

WHEREAS, Borrowers have requested that Agent and Lenders make available to Borrowers a standby term loan facility in the aggregate principal amount of up to $2,000,000 to finance potential Merchant Opportunities (as defined herein); and

WHEREAS, Agent and Lenders have agreed to make such credit facilities available to Borrowers upon and subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1           DEFINITIONS.

1.1           Definitions. When used herein the following terms shall have the following meanings:

“Account(s)”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Account(s)”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Supporting Obligations”, “Proceeds” and “Tangible Chattel Paper” shall have the respective meanings assigned to such terms in the New York Uniform Commercial Code, as the same may be in effect from time to time.

“30 Day Average Liquidity” shall mean, as of any date of determination, the average of the sum of Availability plus Available Cash over the preceding thirty (30) day period ending on such date of determination; provided, however, that in calculating 30 Day Average Liquidity, the Borrowing Base shall be calculated on each day of the applicable period without giving effect to clause (h) of the definition thereof.

“223 Patent” shall mean that certain United States patent with registration number 7,252,223.

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“Account Control Agreement” shall mean an account control agreement in respect of a Deposit Account of a Borrower, in form and substance reasonably satisfactory to Agent, executed in accordance with the terms of this Agreement.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to materially affect or to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Loan Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of any Governmental Authority, and all orders, judgments and decrees of all courts and arbitrators, and such term shall include the rules and regulations of any applicable securities exchange upon which the securities of such Person are, from time to time listed.

“Asset Disposition” shall mean the sale, lease, assignment or other transfer by any Borrower to any Person (other than a Borrower) of any asset or right of such Borrower (including, the loss, destruction or damage of any thereof or any actual condemnation, confiscation, requisition, seizure or taking thereof).

“AT&T” shall mean New Cingular Wireless PCS, LLC dba AT&T Mobility (as successor-in-interest to Southwestern Bell Wireless, Inc.) and its applicable Subsidiaries and Affiliates.

“AT&T Agreements” shall mean (i) the AT&T Settlement Agreement, and (ii) the AT&T Distribution Agreement.

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“AT&T Distribution Agreement” shall mean that certain Distribution Agreement by and between AT&T and PCI, effective September 1, 1999, as amended by that certain Amendment to Distribution Agreement effective November 12, 1999, as further amended by that certain Second Amendment to Distribution Agreement effective June 1, 2007, as further amended by that certain Third Amendment to Distribution Agreement and Addendum One To Third Amendment to Distribution Agreement effective November 23, 2011, as further amended by that certain Fourth Amendment to Distribution Agreement effective as of the date hereof and as may be further amended from time to time in accordance with the provisions of this Agreement.

“AT&T Transfer Right” shall mean the right of PCI to transfer to AT&T applicable subscribers at a price of $200 each, subject to certain offset rights in favor of AT&T and otherwise in accordance with the AT&T Distribution Agreement.

“AT&T Transfer Right Advance Rate” shall mean 55%, so long as by the end of each calendar month the Borrowers maintain Eligible Transfer Right Subscribers in a number no less than ninety-nine percent (99%) of the number projected for such month in the Borrowers’ approved Business Plan.

At the end of each calendar month, the actual number of Eligible Transfer Right Subscribers shall be measured against the projected number of Eligible Transfer Right Subscribers set forth in the Borrowers’ approved Business Plan and the AT&T Transfer Right Advance Rate shall be adjusted according to the following table for the following calendar month:

Number of Eligible Transfer Right Subscribers at month end	AT&T Transfer Right Advance Rate
Over 98.9% of Business Plan	55%
Between 98.0% and 98.9% of Business Plan	53%
Between 97.0% and 97.9% of Business Plan	51%
Between 96.0% and 96.9% of Business Plan	49%
Between 95.0% and 95.9% of Business Plan	47%
Between 94.0% and 94.9% of Business Plan	45%
Between 93.0% and 93.9% of Business Plan	43%
Between 92.0% and 92.9% of Business Plan	41%
Between 91.0% and 91.9% of Business Plan	39%
Below 91.0% of Business Plan	37%

“AT&T Settlement Agreement” shall mean that certain Settlement and Release dated as of November 23, 2011, between PCI and AT&T, as may be amended from time to time in accordance with the provisions of this Agreement.

“Available Cash” shall mean all cash of the Borrowers in Deposit Accounts subject to an Account Control Agreement in favor of the Agent, less the amount of any checks written by the Borrowers and not debited against such cash at such time.

“Availability” shall mean, as of any date of determination, an amount equal to (i) the Maximum Revolving Loan Limit, less (ii) the aggregate outstanding amount of the Revolving Loans as of such date.

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“Bankruptcy Code” shall mean the United States Bankruptcy Code, Title 11 of the United States Code (11 U.S.C. § 101, et seq.), together with the rules and regulations promulgated thereunder, in each case, as amended.

“Blocked Person” shall have the meaning set forth in Section 8.26(b) of this Agreement.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement.

“Borrower Representative” shall have the meaning set forth in Section 15.1(b) of this Agreement.

“Borrowing Base” shall be, on any date of determination, the sum of the following:

(a)	84.15% of the face amount (less maximum discounts, offsets, liens, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business) of Eligible Wholesale Accounts and Eligible Cellular Accounts; plus

(b)	84.15% of the face amount of Eligible Pre-Bill Cellular Accounts (less the related revenue share payments that would be due to AT&T upon the actual billing of such Eligible Pre-Bill Cellular Accounts, which will be estimated using the average of the actual revenue share amounts paid to AT&T as a percentage of the total cellular billings for the prior six-months); plus

(c)	50% of the cost of Eligible Inventory (other than Fast Moving Inventory); plus

(d)	75% of the cost of Fast Moving Eligible Inventory; plus

(e)	the sum of (i) the AT&T Transfer Right Advance Rate multiplied by (ii) the product of (x) the number of Eligible Transfer Right Subscribers minus the Subscriber Reserve, multiplied by (y) $200, minus (iii) without duplication for any reduction to Eligible Wholesale Accounts and/or Eligible Cellular Accounts pursuant to the parenthetical set forth in clause (a) of this definition, all amounts currently owed by Borrowers to AT&T which may be asserted by AT&T as chargebacks relative to Applicable Transfer Fees (as defined in the AT&T Distribution Agreement) as determined by the Agent in its reasonable credit judgment; minus

(f)	the Payroll Reserve; minus

(g)	the Texas Tax Liability Reserve; plus

(h)	the Supplemental Availability Amount; minus

(i)	Borrowing Base Reserves (without duplication for amounts otherwise reducing borrowing availability with respect to any category described in the preceding clauses (a) through (e)).

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“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 attached hereto duly executed by a Senior Management Officer of Borrowers and delivered to Agent on a weekly basis, appropriately completed, by which such officer shall certify to Agent, (i) the calculation of the Borrowing Base as of such date, and (ii) all Borrowing Base reports submitted prior to such Borrowing Base Certificate.

“Borrowing Base Reserves” shall mean an amount or a percentage of a specified category or item that Agent establishes in its commercially reasonable discretion from time to time to reduce availability under the Borrowing Base to reflect (a) events, conditions, contingencies or risks which adversely affect the assets or business of Borrowers, or any component of the Borrowing Base, (b) the Collateral or its value, or the enforceability, perfection or priority of Agent’s Lien therein, or material impediments to Agent’s ability to realize upon the Collateral, or claims and liabilities that Agent determines will need to be satisfied in connection with its realization upon the Collateral, (c) Agent’s judgment that any collateral report or financial information relating to Borrowers and furnished to Agent may be incomplete, inaccurate or misleading in any material respect, or (c) that a Default or Event of Default has occurred.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York.

“Business Plan” shall have the meaning set forth in Section 7.5 of this Agreement.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP would be classified as capital expenditures.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower and its Subsidiaries represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Change in Control” shall mean any of the following events: (i) except in connection with the expiration of the Voting Agreement (defined below), if the power to direct or cause the election of the Board of Directors or equivalent governing body of any Borrower, is, after the Closing Date, transferred to, or acquired by, a Person (or related Persons) who did not possess such power prior to the Closing Date, or (ii) all or substantially all of the assets of any Borrower are acquired by any Person or Persons, or (iii) any Borrower ceases to own 100% of the Equity Interests of any Subsidiary, or (iv) any of Robert M. McMurrey, Thomas A. “Kip” Hyde, Jr. and Douglas E. Sloan shall for any reason cease to hold the office of Chairman and Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer of Borrowers, respectively, or be actively engaged in the day-to-day management of Borrowers, unless within ninety (90) days of such cessation, a successor to the office of the effected individual is appointed by Borrowers, which successor is acceptable to Agent in its commercially reasonable discretion.

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Under the terms of that certain Voting Agreement dated August 18, 2011 (as amended and in effect, the “Voting Agreement”), by and among Retail and Restaurant Growth Capital, L.P., a Delaware limited partnership (“RRGC”), Stratford Capital Partners, L.P., a Texas limited partnership (“Stratford,” and together with RRGC, the “Restricted Stockholders”), and TLL Partners, L.L.C., a Delaware limited liability company, the Restricted Stockholders are required to vote their combined ownership of 25,000,000 shares of Teletouch common stock in the same proportion as the other shares of Teletouch common stock on matters presented for vote to Teletouch’s stockholders through the expiration of the Voting Agreement at 6:00 pm, Dallas, Texas time on March 1, 2013. The Restricted Stockholders’ collective ownership of 29,350,000 shares of Teletouch common stock represents a majority of the outstanding shares of Teletouch’s common stock or approximately 60.2%. Following the expiration of the Voting Agreement, the Restricted Stockholders will be able to freely vote their collective ownership of Teletouch common stock and shall be able to direct or cause the election of the Board of Directors of Teletouch.

“Closing Date” shall mean the latest to occur of (i) February 8, 2013, (ii) the date that all conditions precedent set forth in Section 12.1 and 12.2 of this Agreement have been satisfied and/or waived by Agent, or (iii) such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, together with the rules and regulations promulgated thereunder, in each case, as amended.

“Collateral” shall mean any property or other assets now existing or hereafter acquired, real or personal, tangible or intangible, and whether owned by, consigned to, or held by, or under the care, custody or control of Borrowers, including all money, cash, cash equivalents, Accounts, Deposit Accounts and deposits, Investment Property, Inventory, Equipment, Fixtures, Goods, Chattel Paper, Electronic Chattel Paper, Tangible Chattel Paper, Documents, Instruments, letters of credit, Letter of Credit Rights, Supporting Obligations, Commercial Tort Claims, books and records, real property interests, leasehold estates in real property of Borrower, as lessee, General Intangibles (including all Intellectual Property, payment intangibles, contract rights, choses in action, and Software), and all of Borrowers’ other interests in property of every kind and description, and the products, profits, rents of, dividends or distributions on, accessions to, and all Proceeds (including tort claims, insurance claims and insurance proceeds) of any of the foregoing, regardless of whether the Collateral, or any of it, is property as to which the Uniform Commercial Code provides for the perfection of a security interest, and all rights and remedies applicable to such property. Without limiting the foregoing, “Collateral” specifically includes all rights of the Borrowers to proceeds arising under the AT&T Agreements, including, without limitation, upon the exercise by PCI of the AT&T Transfer Right and/or upon the termination or expiration of the AT&T Agreements.

“Collateral Access Agreements” shall mean a collateral access agreement and landlord’s lien waiver in favor of Agent respect to each leased location of Borrowers for which Agent requires such agreement, executed by the applicable landlord with respect to any such lease, pursuant to which such landlord acknowledges Agent’s Lien in any Collateral located at such location, and waives its Lien in any such Collateral (if applicable), and which is otherwise in form and substance satisfactory to Agent.

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“Collateral Monitoring Fee” shall have the meaning set forth in Section 4.2.5 of this Agreement.

“Commitment Percentage” shall mean, with respect to any Lender, the percentage set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender.

“Compliance Certificate” shall mean a compliance certificate in the form of Exhibit 1.3 attached hereto to be signed by a Senior Management Officer, which shall state that following an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such Default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements of Section 7.4 of this Agreement.

“Computation Period” shall mean, except as otherwise specified herein, each period of twelve (12) consecutive months ending on the last day of a month.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties, domestic or foreign, necessary to carry on Borrowers’ businesses or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement and the other Loan Documents, entered into before or contemporaneously with the Closing Date, including any Consents required under all applicable federal, state or other Applicable Law.

“Controlled Group” shall mean, at any time, Borrowers and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Borrowers, are treated as a single employer under Section 414 of the Code.

“Default” shall mean any event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 4.1.2 of this Agreement.

“Defaulting Lender” shall have the meaning set forth in Section 2.3.5(a) of this Agreement.

“Depository Bank” shall have the meaning set forth in Section 6.1 of this Agreement.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean, for any applicable period, the sum of: (a) net income of Borrowers and their Subsidiaries for such period, plus (b) the sum of (i) interest expense and fees and charges in connection with any Indebtedness (but specifically excluding the Texas Tax Liability), (ii) federal, state and local income tax expense for such period (but specifically excluding the Texas Tax Liability), (iii) depreciation expense and amortization expense, and (iv) write-off of goodwill, impairment charges, and any other non-cash charges, expenses and losses (including non-cash charges resulting from any accounting changes and any stock compensation expense) which would be classified as non-cash expenses in accordance with GAAP (in each case, to the extent items (i), (ii), (iii) and (iv) are deducted in determining net income), all determined on a consolidated basis for Borrowers and their Subsidiaries for such period in accordance with GAAP.

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“Eligible Account” shall mean an Account owing to a Borrower which is acceptable to Agent in its commercially reasonable discretion for lending purposes. Without limiting Agent’s discretion, Agent shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

(a)          it is genuine and in all respects what it purports to be;

(b)          it is owned by such Borrower, such Borrower has the right to subject it to a security interest in favor of Agent and it is subject to a first priority perfected security interest in favor of Agent in such Account and no other claim, Lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(c)          it is owed by an Account Debtor and arises from the sale of goods or performance of services by such Borrower in the ordinary course of such Borrower’s business, and such goods have been delivered and accepted or such services have been fully performed and accepted by the Account Debtor thereunder;

(d)          it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within sixty (60) days after the date of the invoice and does not remain unpaid sixty (60) days past the invoice date thereof (or in each case, such longer period expressly approved by the Agent in writing); provided, however, that if more than twenty percent (20%) of the aggregate dollar amount of invoices owing by a particular Account Debtor would be ineligible pursuant to this clause (d) above, then all Accounts owing by that Account Debtor shall be deemed ineligible;

(e)          it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

(f)          it does not arise out of a contract or order which fails in any material respect to comply with the requirements of Applicable Law;

(g)         the Account Debtor thereunder is not a Borrower, or director, officer, employee or agent of a Borrower, or a Subsidiary of Affiliate or a Borrower or Subsidiary, or Affiliate of any of the foregoing;

(h)         it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof unless such Account has been approved in advance by Agent as listed on Schedule 1.1(a) or, unless such Borrower assigns its right to payment of such Account to Lender pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

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(i)          it is not an Account with respect to which the Account Debtor is located in a state which requires such Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state, or (B) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) such Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by such Borrower at its election; or (z) such Borrower has proven, to Lender’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

(j)          the Account Debtor is located within, and subject to the jurisdiction of the courts of, the United States of America or Canada;

(k)          it is not an Account with respect to which the Account Debtor’s obligation to pay is subject to any repurchase obligation or return right (unless such right has expired or such right is related to the sale of cellular phones and accessories made to any of Borrowers’ cellular subscribers and such right is consistent with AT&T’s 14-day buyer’s remorse policy, or such right is granted to any retail customer to return any products that were not specifically authorized or ordered by such customer or do not meet the specifications required by such customer), as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(l)          it is not an Account (i) with respect to which any representation or warranty contained in this Agreement is untrue; or (ii) which violates any of the covenants of such Borrower contained in this Agreement;

(m)       it is not an Account with respect to which the Account Debtor is subject to any bankruptcy or insolvency proceeding, or the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Agent in its commercially reasonable discretion; and

(n)        is not an Account otherwise deemed ineligible by the Agent in its commercially reasonable discretion.

“Eligible Cellular Account” shall mean an Eligible Account that arises from the Borrowers’ cellular business.

“Eligible Inventory” shall mean Inventory of Borrowers which is acceptable to Agent in its commercially reasonable discretion for lending purposes. Without limiting Agent’s discretion, Agent shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

(a)          it is owned by Borrowers, and Borrowers have the right to subject it to a security interest in favor of Agent and it is subject to a first priority perfected security interest in favor of Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

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(b)          it is located at one of the premises listed on Schedule 8.2 (or other locations of which Agent has been advised in writing pursuant to Section 9.2 hereof and permitted pursuant to Section 10.10 hereof), such locations are within the United States, and is not in transit; provided that if any such location is owned by a Borrower but is subject to a mortgage or such location is leased by a Borrower, if requested by Agent, Borrower shall undertake commercially reasonable efforts to obtain a Collateral Access Agreement executed by the mortgagee or lessor thereof in favor of, and in form and substance satisfactory to, the Agent;

(c)          if held for sale or lease or furnishing under contracts of service, it is (except as Agent may otherwise consent in writing) free from defects which would in Agent’s commercially reasonable discretion negatively affect its market value;

(d)          it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Agent has given its prior written approval to the inclusion thereof as Eligible Inventory and such Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Agent, in form and substance acceptable to Agent, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Lender shall require;

(e)          it is not Slow Moving Inventory;

(f)           it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(g)          it is finished goods and not “work-in-process” Inventory;

(h)          it is not reworked or refurbished Inventory, unless such Inventory was purchased from the manufacturer as such and is covered by a manufacturer’s or supplier’s warranty;

(i)           it is not identified in any purchase order or contract to the extent progress or advance payments are received with respect to such Inventory;

(j)           it is not subject to a license agreement or other arrangement with a third party which restricts in any material respect the ability of the Agent to exercise its rights under this Agreement with respect to such Inventory;

(k)          it is not Inventory which is held by a Borrower for return to a vendor in accordance with the terms of any agreement between such Borrower and vendor;

(l)           it is Inventory recorded on the Borrowers’ perpetual inventory system;

(m)         it is Inventory that is complete with packaging, instructions and warranty information; and

(n)          it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of such Borrower contained in this Agreement.

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“Eligible Pre-Bill Cellular Accounts” shall mean, at any time, billings to eligible cellular subscribers in respect of contracted cellular subscription services that are (1) eligible to be billed in the month immediately following any month during which the cellular subscribers of such contracted cellular subscription services are billed for actual charges incurred at the end of the regularly scheduled billing cycle and (2) the billing data to which have been delivered to Output Services Group (or such other processor acceptable to Agent). Borrowers shall deliver all required billing data relative to such unbilled contracted cellular subscription services to Output Services Group (or such other processor acceptable to Agent) on a daily basis and will prepare a “pseudo billing” that includes such contracted cellular subscription services at the same time it prepares the cellular subscribers’ actual billing for the current month charges. The “pseudo billing” will include only currently contracted and recurring cellular subscription charges for cellular subscribers that have not provided the required thirty (30) day written notice to cancel services. Borrowers shall deposit all “pseudo billing” files electronically with their outside print and mail service with instructions that provide Agent the right to instruct the processing, printing and mailing of such invoices after the occurrence of an Event of Default hereunder.

“Eligible Transfer Right Subscribers” shall mean Subscribers (as defined in the AT&T Distribution Agreement) of PCI that are eligible to be transferred to AT&T pursuant to the AT&T Transfer Right.

“Eligible Wholesale Account” shall mean an Eligible Account that arises from the Borrowers’ wholesale business.

“Environmental Laws” shall mean all federal, state and local laws, statutes, ordinances and codes relating to the protection of the environment, worker health and safety and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Section 13.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Excluded Asset Dispositions” shall mean (i) sales of inventory in the ordinary course of business, (ii) sales of obsolete equipment in the ordinary course of business in an amount not to exceed $25,000, in the aggregate following the Closing Date in the fiscal year ended May 31, 2013, and in any fiscal year thereafter, (iii) sales or trade-ins of equipment in an amount not greater than $50,000 in the aggregate in any fiscal year, the Net Cash Proceeds of which are to be reinvested by Borrowers in similar assets for use in Borrowers’ business (provided that if such proceeds are not so reinvested in whole or in part within sixty (60) days, such Net Cash Proceeds not so used shall be immediately remitted to prepay the Revolving Loans), and (iv) sale of the Tyler Property.

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“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Exit Fee” shall have the meaning set forth in Section 4.2.2 of this Agreement.

“Extension Fee” shall have the meaning set forth in Section 4.2.6 of this Agreement.

“Fast Moving Eligible Inventory” shall mean those items of Eligible Inventory of the Borrowers set forth on Schedule 1.1(b) (as such schedule may be updated by Borrowers from time to time by delivery to Agent of a revised Schedule 1.1(b) indicating additional items and approved by Agent).

“Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period of Borrowers, the ratio of (a) EBITDA minus unfinanced Capital Expenditures made during such period to (b) Fixed Charges.

“Fixed Charges” shall mean, with respect to any fiscal period of Borrowers, the sum of (without duplication) (i) cash interest expense and cash taxes paid by Borrowers during such period, (ii) scheduled principal payments on Indebtedness of Borrowers due during such period (in each case, whether or not paid during such period), and (iii) cash dividends paid during such period, in each case of clauses (i) – (iii), on a consolidated basis calculated in accordance with GAAP.

“Fort Worth Refinancing” shall mean the refinancing of the Indebtedness of PCI secured by the mortgage Liens on the Fort Worth Property on terms and conditions customary for similarly situated commercial real estate loans and in any event on terms and conditions reasonable satisfactory to the Agent.

“Fort Worth Refinancing Proceeds” shall have the meaning set forth in Section 2.3.2(b) of this Agreement.

“Fort Worth Property” shall mean the property owned in fee simple by PCI located at 5718 Airport Freeway, 5722 Airport Freeway and 705 East Daggett Avenue located in Tarrant County, Fort Worth, Texas.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time, consistently applied in accordance with the past practices of Borrowers and their Subsidiaries.

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“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of a government.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Indebtedness” means without duplication, (a) all obligations for borrowed money (including in connection with any off-balance sheet, synthetic or other similar transactions, including, asset securitizations), (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, hedges, derivatives, or other similar products, (c) all obligations upon which interest charges are customarily paid, (d) all obligations under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations as a lessee under Capital Leases, (f) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (g) all obligations to pay the deferred purchase price of assets or services (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices not past due for more than 60 days), and (h) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, copyright application, trademark, service mark, trademark application, service mark application, trade name, domain name, social media site, invention, design rights, know-how, or trade secret, renewal, extension, continuation or any license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding) that any Borrower’s or its Subsidiaries’ ownership, use, marketing, manufacture, sale, offer for sale, importation, reproduction, public display or performance, or distribution of any Collateral or other property or asset infringes, misappropriates, or otherwise violates any ownership of or right in any Intellectual Property of such Person.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender Default” shall have the meaning set forth in Section 2.3.5(a) of this Agreement.

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“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, collateral assignment, security interest, lien (whether statutory or otherwise), charge, encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan Documents” shall mean this Agreement, the Revolving Notes, Term Notes, the Patent and Trademark Security Agreement, any Mortgage, the Pledge Agreement (together with any stock powers and proxies delivered in connection therewith), and any and all other agreements, instruments and documents, including, without limitation, notes, guaranties, pledges, security agreements, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings, including, without limitation, electronic writings heretofore, now or hereafter executed and/or delivered by any Borrower to or in favor of Agent and/or any Lender in respect of the transactions contemplated by this Agreement.

“Lock Box” shall have the meaning set forth in Section 6.1 of this Agreement.

“Lock Box Account” shall have the meaning set forth in Section 6.1 of this Agreement.

“Material Adverse Effect” shall mean any event, factor or occurrence having a material adverse effect on (i) the assets, liabilities, businesses, operations or condition (financial or otherwise) of Borrowers, taken as a whole, (ii) the value or the perfection or priority of Agent’s liens arising hereunder in any material portion of the Collateral, (iii) the ability of Borrowers to perform their respective obligations hereunder and under the other Loan Documents, or (iv) the ability of Agent and Lenders to enforce any of their rights hereunder or under the other Loan Documents; provided, however, that the initiation by the State of Texas of a sales and use tax audit of PCI for the period November 2009 through April 2013 and resulting liability arising from such audit for unpaid sales and use taxes and related penalties and interest in an amount not to exceed $375,000 shall not, in and of itself, constitute a “Material Adverse Effect”.

“Material Contract” shall mean, with respect to any Borrower, (i) each contract or agreement, whether entered into prior to or after the Closing Date to which any such Borrower is a party involving aggregate consideration or payments payable to or by such Borrower of $50,000 or more in any fiscal year, and (ii) any other contract or agreement, whether entered into prior to or after the Closing Date, if the breach of any such contract or agreement or the failure of any such contract or agreement to be in full force and effect could be reasonably expected to result in a Material Adverse Effect.

“Maximum Revolving Loan Limit” shall mean, at any time, the lesser of (i) the Borrowing Base at such time, and (ii) six million and 0/100 dollars ($6,000,000.00).

“Merchant Opportunity(ies)” shall mean the purchase of short-term, non-standard inventory (i.e., e.g., end-of-life, distributor or manufacturer overstocks, returned or refurbished) from one or more suppliers which are not Affiliates of any Borrower, to satisfy out-of-cycle orders received by Borrowers from one or more customers and evidenced by non-cancellable purchase orders, and/or deposits, and/or other similar documentation from such customers acceptable to Agent; and including the opportunistic purchase of inventory at desirable times and prices for Borrowers, with such inventory expected to be sold to one or more identifiable customers within no more than twenty (20) days from Borrowers’ receipt of inventory, and all such inventory purchases would not be considered a component of the daily Borrowing Base calculations.

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“Minimum Interest” shall mean the product of (i) the average monthly interest due and payable by Borrowers in respect of the Revolving Loans plus the average Unused Commitment Fee due and payable by Borrowers in each case, for the period of time from the Closing Date until the date that the Obligations are paid in full multiplied by (ii) fifteen (15).

“Minimum Interest for Extension” shall mean the product of (i) the average monthly interest due and payable by Borrowers in respect of the Revolving Loans plus the average Unused Commitment Fee due and payable by Borrowers in each case, for the period of time from the date of the extension of the Revolving Credit Commitment to the date that the Obligations are paid in full, multiplied by (ii) five (5).

“Mortgage(s)” shall mean each mortgage, charge, deed of trust, deed to secure debt, or other similar instrument, in form and substance satisfactory to the Agent, made by any Borrower in favor of the Agent for the benefit of the Lenders, securing the Obligations and delivered to the Agent hereunder.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash” shall mean the aggregate amount of cash held by Borrowers less the outstanding amount of all checks, scheduled ACH transfers and other debits to be satisfied with such cash.

“Net Cash Proceeds” shall mean:

(a)          with respect to any Asset Disposition relating to any property of any Borrower, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Borrower pursuant to such Asset Disposition, net of (i) the direct reasonable costs, expenses and fees relating to such Asset Disposition (including reasonable and customary sales commissions and reasonable legal, accounting and investment banking and other professional and transactional fees), in each case, (ii) taxes paid or reasonably estimated by such Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of any Indebtedness secured by a Permitted Lien having priority over the Lien of Agent under the Loan Documents on the asset subject to such transaction, and (iv) amounts reserved in accordance with GAAP for any indemnification obligations associated with such sale so long as such reserves are required to be maintained (it being agreed that the amount of such reserves (minus such amount of the released reserves that go towards costs and expenses described in items (i)-(iii) above) shall be deemed Net Cash Proceeds of such transaction received by such Borrower upon (and in the amount of) the release or reduction of any such reserve);

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(b)          with respect to any issuance of Equity Interests, the aggregate cash proceeds received by any Borrower pursuant to such issuance, net of the direct reasonable and customary costs, expenses and fees (including legal, accounting and other professional fees, costs and expenses) relating to such issuance (including reasonable and customary sales and underwriters’ commissions) in each case payable to Persons who are not Affiliates; and

(c)          with respect to any issuance of Indebtedness, the aggregate cash proceeds received by any Borrower pursuant to such issuance, net of the direct reasonable and customary costs, expenses and fees (including legal, accounting and other professional fees, costs and expenses) relating to such issuance (including reasonable and customary up-front, underwriters’ and placement fees) in each case payable to Persons who are not Affiliates.

“Non-Defaulting Lenders” shall have the meaning set forth in Section 2.3.5(b) of this Agreement.

“Notice of Revolving Credit Borrowing” shall have the meaning set forth in Section 2.2.1(a) of this Agreement.

“Notice of Term Loan Borrowing” shall have the meaning set forth in Section 2.2.2(a) of this Agreement.

“Obligations” shall mean all obligations and liabilities (monetary or otherwise) of any Borrower under or in connection with this Agreement, any other Loan Documents, or any other instrument, document or agreement, and all obligations of any Borrower to Agent or Lenders to perform acts or refrain from taking any action, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether joint or several, due or to become due, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument; any amendments, extensions, renewals or increases of any of the foregoing; and all reasonable costs and expenses of Agent and Lenders incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses.

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“Operating Account” shall have the meaning set forth in Section 6.1 of this Agreement.

“Overadvance” shall mean, as of any date, the amount (if any) by which Borrowers’ aggregate Restricted Cash on such date is less than the difference between (x) the then outstanding Revolving Loans minus (y) the Maximum Revolving Loan Limit as of such date. For clarification, an Overadvance will not exist if Borrower has possession of Restricted Cash that exceeds the amount that any outstanding Revolving Loans exceed the Maximum Revolving Loan Limit.

“Overadvance Fee” shall have the meaning set forth in Section 2.1.2 of this Agreement.

“Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Payroll Funding Amount” shall mean the amount required to be funded by Borrowers for each applicable payroll period to pay its payroll, inclusive of salaries, wages, commissions, payroll taxes and benefits, as applicable (it being acknowledged that as of the Closing Date Borrowers’ Payroll Funding Amount for each bi-weekly payroll period (hourly payroll) is $35,000 and each semi-monthly payroll period (salaried payroll) is $180,000).

“Payroll Date” shall mean, with respect to each payroll funding by Borrowers, the earlier of (i) the date on which Borrower’s employees are paid through the issuance of payroll checks and ACH deposits, and (ii) the date on which funds sufficient to meet the payroll obligations in clause (i) above are actually transferred to a bona fide third party payroll processing firm such as ADP or Paychex, each of such scheduled dates of funding are set forth on Schedule 1.1(c) attached hereto.

“Patent and Trademark Security Agreement” shall mean that certain Patent and Trademark Security Agreement dated as of the Closing Date executed by Borrowers in favor of Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Revolving Loans and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Payroll Reserve” shall mean (i) during each period beginning with the date three (3) Business Days prior to each Payroll Date and ending on the applicable Payroll Date, an amount equal to Borrower’s Payroll Funding Amount for such payroll period, and (ii) on any other date, zero.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

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“PCI” shall have the meaning set forth in the preamble to this Agreement.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Permitted Indebtedness” shall have the meaning set forth in Section 10.2 of this Agreement.

“Permitted Investments” shall have the meaning set forth in Section 10.6(d) of this Agreement.

“Permitted Liens” shall mean (i) statutory or contractual liens of landlords in furniture, fixtures and equipment; (ii) statutory liens of carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or which are being diligently contested in good faith and in respect of which adequate reserves are maintained on the obligor’s books and records in accordance with GAAP and no Lien has been filed of record; (iii) Liens or security interests in favor of Agent and Lenders; (iv) Liens on the Fort Worth Property in favor of East West Bank and Jardine Capital and Indebtedness in respect of the Fort Worth Refinancing; (v) Liens on the Tyler Property in favor of Thermo Credit, LLC, (vi) Liens in favor of Thermo Credit, LLC securing the Thermo Note; (vii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on any Borrower’s ability to use such real property for its intended purpose in connection with such Borrower’s business; (viii) Liens in connection with purchase money indebtedness and capitalized leases otherwise permitted pursuant to this Agreement and securing no more than $100,000, in aggregate of Indebtedness at any time outstanding, provided, that such Liens attach only to the assets the purchase of which was financed by such purchase money Indebtedness or which is the subject of such Capitalized Leases; (ix) Liens existing on the Closing Date and set forth on Schedule 1.2 attached hereto; (x) Liens for unpaid Taxes that either (a) are not yet due and payable, or (b) are being diligently contested in good faith and in respect of which adequate reserves have been established are being maintained on the books and records of the obligor thereon and no Lien has been filed of record; (xi) judgment Liens that do not constitute an Event of Default; (xii) the interest of lessors under operating leases; (xiii) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance; (xiv) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (xv) Liens incurred in connection with the Texas Tax Liability, and (xvi) Liens specifically permitted by Agent in writing.

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“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, other entity or Governmental Authority (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan but excluding a Multiemployer Plan), maintained for employees of Borrower or any such Plan to which Borrower is required to contribute on behalf of any of its employees or with respect to any Pension Benefit Plan of any member of the Controlled Group.

“Pledge Agreement” shall mean (i) the pledge agreement made by Teletouch in favor of Agent with respect to all of the outstanding Equity Interests of each of its Subsidiaries, and (ii) any other pledge agreement, now or hereafter executed by Borrower or a Subsidiary to secure all or part of the Obligations.

“Pro Rata Share” shall mean with respect to (i) a Lender’s obligation to make Revolving Loans, prior to the Revolving Credit Termination Date, such Lender’s Commitment Percentage and from and after the Revolving Credit Termination Date, the percentage obtained by dividing (a) the aggregate unpaid principal amount of the Revolving Loans owing to such Lender by (b) the aggregate unpaid principal amount of all Revolving Loans owing to all Lenders, and (ii) upon the funding of any Term Loan hereunder by the Lenders, the percentage obtained by dividing (x) the aggregate unpaid principal amount of the Term Loans owing to such Lender by (y) the aggregate unpaid principal amount of all Term Loans owing to all Lenders.

“Real Property” shall mean all of Borrowers’ right, title and interest in and to the owned and leased real property premises identified on Schedule 8.24 attached hereto as of the Closing Date and any and all other rights, title and interests in, to or under any owned or leased real property premises acquired by any Borrower thereafter.

“Register” shall have the meaning set forth in Section 17(d) of this Agreement.

“Regulation U” shall mean Regulation U as promulgated by the Board of Governors of the Federal Reserve Board, as amended from time to time or any replacement or superseding regulation.

“Required Lenders” shall mean Lenders holding more than fifty percent (50%) of the aggregate outstanding principal of the Revolving Loans and, if applicable, the Term Loans.

“Restricted Cash” shall have the meaning set forth in Section 2.1.2 of this Agreement.

“Restricted Payment” shall mean: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest in any Borrower now or hereafter outstanding; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests in any Borrower now or hereafter outstanding, including with respect to any phantom stock, stock appreciation or similar rights; (c) any prepayment of the principal of, or interest on, any Indebtedness or any redemption, defeasance, conversion, exchange, purchase, retirement, sinking fund or similar payment, or other acquisition of any such Indebtedness, except, in the case of the Obligations, to the extent expressly permitted hereby; (d) any payment made to retire, redeem, purchase or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of any Borrower now or hereafter outstanding; and (f) any payment of management, consulting, investment banking, or similar fees (or other fees of a similar nature) to any Affiliate of Borrowers, but excluding compensation paid to employees of any Borrower in the ordinary course of business.

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“Revolving Credit Commitment” shall mean, as to any Lender, such Lender’s commitment to make Revolving Loans under this Agreement and “Revolving Credit Commitments” means the Revolving Credit Commitments of all Lenders.

“Revolving Loans” shall have the meaning set forth in Section 2.1.1 of this Agreement.

“Revolving Loans Closing Fee” shall have the meaning set forth in Section 4.2.1 of this Agreement.

“Revolving Credit Maturity Date” shall mean February 8, 2015; provided that upon Borrowers’ written request made within thirty (30) days prior to February 8, 2015, the Revolving Credit Maturity Date may be extended to February 8, 2016, so long as each of the following conditions shall be satisfied: (i) no Default or Event of Default has occurred and continues to exist as of the date of Borrowers’ request to extend the Revolving Credit Maturity Date or upon the effective date of such extension, (ii) Agent shall have received no later than thirty (30) days prior to the proposed effective date of such extension, an updated Business Plan of Borrower covering the period through February 8, 2016 and complying with the requirements of Section 7.5 of this Agreement, and Agent shall have approved such Business Plan in the exercise of its reasonable discretion, and (iii) Borrowers shall have paid to Agent, for the ratable benefit of Lenders, the Extension Fee due under Section 4.2.6 of this Agreement.

“Revolving Credit Termination Date” shall mean the earlier of (i) the Revolving Credit Maturity Date, and (ii) termination of the Revolving Credit Commitments for any reason whatsoever, whether voluntary or mandatory, including following the reduction thereof to zero or otherwise pursuant to Section 2.3.3 or 14 of this Agreement.

“Revolving Note” and “Revolving Notes” shall have the meaning set forth in Section 3.1 of this Agreement, substantially in the form of Exhibit 3.1 attached hereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Management Officers” shall mean the Chairman of the Board of Directors of Teletouch and Chief Executive Officer of the Borrowers, the President and Chief Operating Officer of the Borrowers and Chief Financial Officer of the Borrowers.

“Slow Moving Inventory” shall mean (a) any SKU for which fewer than ten (10) units have been sold in the prior ninety (90) day period, or (b) any SKU for which there is Inventory in amounts greater than $300,000 (based upon the lower of the aggregate cost or value of such SKU on hand) for which less than ten percent (10%) of such SKU has turned over in the prior ninety (90) days.

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“Solvent” shall mean, with respect to any Person on a particular date (taking into account each Borrower’s rights and obligations under this Agreement and the other Loan Documents, including, without limitation, any guarantees and any contribution rights and obligations) that (i) the “present fair saleable value” as a going concern of the property and assets of such Person is greater than the amount of all “liabilities of such Person, contingent or otherwise,” as of such date as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of insolvency of debtors, (ii) the present fair saleable value (as determined in clause (i)) of the property and assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature, and (iv) such Person has not incurred debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature.

“Subscriber Reserve” shall mean, as of any date, the product of 8% multiplied by the number of Eligible Transfer Right Subscribers.

“Subsidiary” of any Person shall mean a corporation or other entity whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing equivalent functions for such entity, are owned, directly or indirectly, by such Person. Unless otherwise expressly provided herein, reference to “Subsidiary or “Subsidiaries” shall mean and be a reference to a direct or indirect Subsidiary or Subsidiaries of Borrowers.

“Supplemental Availability Amount” means, as of any date of determination, the amount set forth below for the applicable period indicated:

Period	Supplemental Availability Amount
Closing Date through May 8, 2013	$400,000
May 9, 2013 through June 8, 2013	$300,000
June 9, 2013 through July 8, 2013	$200,000
July 9, 2013 and thereafter	$0

in each case, reduced by any amounts paid by Borrowers pursuant to Section 2.3.2(e) hereof and applied to the Supplemental Availability Amount; provided, however, that, notwithstanding the foregoing, upon the first to occur of the following, the Supplemental Availability Amount shall be reduced to zero ($0): (i) the date that the outstanding Supplemental Availability Amount is reduced to zero ($0) by application of amounts required to be paid pursuant to Section 2.3.2(e) hereof; and (ii) consummation of the closing of the Fort Worth Refinancing or any sale or disposition of the Fort Worth Property.

“Teletouch” shall have the meaning set forth in the preamble to this Agreement.

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“Termination Event” shall mean (i) “reportable event” (as defined in ERISA) with respect to any Pension Benefit Plan or Multiemployer Plan; (ii) the withdrawal of a Borrower or any member of the Controlled Group from a Pension Benefit Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Pension Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which would or could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan or Multiemployer Plan, or (b) that would or could reasonably be expected to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of a Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Term Loan” shall have the meaning set forth in Section 2.1.3 of this Agreement.

“Term Loan Closing Fee shall have the meaning set forth in Section 4.2.1 of this Agreement.

“Term Loan Maturity Date” shall mean February 8, 2015.

“Term Loan Termination Date” shall mean the earlier of (i) the Term Loan Maturity Date and (ii) termination of this Agreement pursuant to Section 14 of this Agreement.

“Term Note” and “Term Notes” shall have the meaning set forth in Section 3.2 of this Agreement, substantially in the form of Exhibit 3.2 attached hereto.

“Texas Tax Liability” shall mean the tax liability due and owing by PCI to the State of Texas in the approximate amount of $789,000.00 (excluding interest and penalties that would be assessed if Borrowers default on any terms of the Texas Tax Settlement Agreement) incurred in connection with and as a result of the state and local sales and use tax audit for the period from January 1, 2006 through October 31, 2009.

“Texas Tax Liability Reserve” shall mean an amount that Agent establishes in its commercially reasonable discretion from time to time to reduce availability under the Borrowing Base based upon the then outstanding and unpaid obligations remaining under the Texas Tax Settlement Agreement.

“Texas Tax Settlement Agreement” shall mean that certain Settlement Agreement dated as of January 10, 2013 between The Comptroller of Public Accounts of the State of Texas and PCI, pursuant to which PCI paid a portion of the taxes due and owing to the State of Texas and agreed to pay the Texas Tax Liability in thirty-five (35) monthly payments of $22,000 and a final payment of $18,888.10, attached hereto as Exhibit 1.4.

“Thermo Intercreditor Agreement” shall mean the subordination and intercreditor agreement dated as of the date hereof made by Thermo Credit, LLC in favor of Agent, attached hereto as Exhibit 1.5.

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“Thermo Note” means that certain Amended and Restated Subordinated Promissory Note dated as of the date hereof issued by the Borrowers in favor of Thermo Credit, LLC, in the original principal amount of $3,022,000.00, attached hereto as Exhibit 1.6.

“Tyler Property” shall mean the property owned in fee simple by Teletouch located at 2121 Old Henderson Highway located in Smith County, Tyler, Texas.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

“Unused Commitment Fee” shall have the meaning set forth in Section 4.2.4 of this Agreement.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

SECTION 2          COMMITMENTS OF LENDERS; BORROWING PROCEDURES; PAYMENTS.

2.1           Commitments. On and subject to the terms and conditions of this Agreement, each of Lenders, severally and for itself alone, agrees to make loans to Borrowers as follows:

2.1.1        Revolving Loans; Borrowing Base.

(a)          Subject to the terms and conditions of this Agreement and the other Loan Documents, until the Revolving Credit Termination Date, each Lender, severally and not jointly, agrees to make its Pro Rata Share of revolving loans to Borrowers (the “Revolving Loans”) in an aggregate amount up to the Maximum Revolving Loan Limit.

(b)          The obligations of Lenders to make Revolving Loans to Borrowers hereunder are several and not joint and no Lender shall have any liability for the failure of any other Lender to make any such Revolving Loans hereunder; provided, however, that Agent shall be responsible for any Lender’s failure to fund its Pro Rata Share of the Revolving Loans in accordance with Section 2.2.1(a) hereof, and Agent shall fund the Pro Rata Share of a Defaulting Lender of any requested Revolving Loan within one (1) Business Day after the failure of such Defaulting Lender to fund hereunder.

(c)           Borrowers, Lenders and Agent acknowledge and agree that the portion of the outstanding Revolving Loans attributable to the Supplemental Availability Amount included in the Borrowing Base shall at all times be deemed to be a “first in and last out” tranche of the aggregate Revolving Loans made by Lenders to Borrowers under this Agreement and, except as otherwise expressly provided herein, shall be the last principal portion of Revolving Loans repaid hereunder.

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2.1.2       Maintenance of Restricted Cash; Repayment of Overadvances; Overadvance Fees. Borrowers shall at all times maintain Net Cash in deposit accounts subject to Account Control Agreements in favor of Agent (“Restricted Cash”) in an amount sufficient to prevent an Overadvance. If at any time an Overadvance occurs then Borrowers shall, without the necessity of demand by Agent, pay to Agent such amount as may be necessary to eliminate such Overadvance within one (1) Business Day after the date such Overadvance arises. Agent shall apply amounts so repaid by Borrowers to the Revolving Loans in such order as Agent shall determine in its sole discretion. Borrowers shall pay to Agent, for the account of Lenders, a fee in the amount of one percent (1%) of the amount of any Overadvance per day for every day the Overadvance exists (“Overadvance Fee”).

2.1.4       Term Loans.

(a)          Subject to the terms and conditions of this Agreement, until the Term Loan Termination Date, upon Borrowers’ request pursuant to Section 2.2 hereof and subject in all cases to the prior approval by the Lenders as provided herein, Agent each Lender, severally and not jointly, may make its Pro Rata Share of term loans to Borrowers (the “Term Loans”) up to the aggregate amount of $2,000,000.00. The Term Loans shall be available to Borrowers in multiple installments solely to finance the cost of Merchant Opportunities. Notwithstanding anything to the contrary set forth in this Agreement, the making of the Term Loans by Lenders to Borrowers under this Agreement shall be entirely within the discretion of Lenders, and Lenders may elect not to approve any request by Borrowers for the extension of a Term Loan (and the underlying Merchant Opportunity proposed by Borrowers) for any reason and for no reason. For the avoidance of doubt, the Term Loans are not a committed credit facility by the Lenders hereunder.

(b)          The obligations of Lenders to make Term Loans to Borrowers hereunder are several and not joint and no Lender shall have any liability for the failure of any other Lender to make any such Term Loans hereunder.

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2.2          Loan Procedures.

2.2.1        Revolving Loan Borrowing Procedures.

(a)          Borrowers shall give written notice to Agent substantially in the form of Exhibit 2.2.1(a) attached hereto (each such written notice, a “Notice of Revolving Credit Borrowing”) no later than 12:00 noon (New York time) at least three (3) Business Days prior to any requested borrowing of a Revolving Loan. Each Notice of Revolving Credit Borrowing shall specify the amount of any proposed borrowing (which amount shall be in the minimum principal amount of $100,000 and integral multiples of $50,000 in excess of such amount) and the proposed borrowing date (it being agreed that Borrowers shall not request Revolving Loans more frequently than twice each week, unless otherwise agreed by Agent; provided that if Agent requires that the Revolving Loans be paid down more frequently than twice each week pursuant to Section 2.3.1(b) hereof, then Borrowers may request Revolving Loans as frequently as paid downs are required). Notwithstanding the foregoing, however, no such request for a Revolving Loan borrowing may be made at a time when a Default or an Event of Default exists or would result after giving effect to such Revolving Loan. As an accommodation to Borrowers, Agent may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrowers (followed immediately by a written Notice of Revolving Credit Borrowing). Agent shall have no liability to Borrowers for any loss or damage suffered by any Borrower as a result of Agent’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by Borrowers and Agent shall have no duty to verify the origin of any such communication or the authority of the Person sending it, except Agent shall be liable for acts or omissions that are grossly negligent (as determined by a court of competent jurisdiction in a final non-appealable judgment). Each such Notice of Revolving Credit Borrowing shall be effective upon receipt by Agent and shall be irrevocable unless otherwise agreed to by Agent and Borrowers in writing. Agent shall promptly notify Lenders of its receipt of, and the details of, any such Notice of Revolving Credit Borrowing. Unless Agent has been notified by a Lender that such Lender does not intend to fund its Pro-Rata Share of any Revolving Loan, Agent shall not be required to advance such funds on behalf of such Lender; provided, however, upon the failure of a Lender to fund any such Revolving Loan the Agent shall within one (1) Business Day fund such Lender’s Revolving Credit Commitment. If and to the extent that a Lender does not settle with Agent as required under this Agreement, such Defaulting Lender hereby agrees to repay to Agent forthwith on demand such amount required to be paid by such Defaulting Lender to Agent, together with interest thereon, for each day from the date such amount is made available to Borrowers until the date such amount is repaid to Agent at the interest rate applicable at such time for such Revolving Loans. In addition, such Defaulting Lender shall pay an amount equal to one percent (1%) of the amount that Defaulting Lender was required to be paid but was not paid by such Defaulting Lender on a monthly basis until such time as such Defaulting Lender is no longer a Defaulting Lender.

(b)          Each Borrower hereby irrevocably authorizes Agent (to the extent it has received funds from Lenders in respect thereof) to disburse on the requested date of borrowing the proceeds of each Revolving Loan requested by Borrowers, or deemed to be requested by Borrowers, as follows: the proceeds of each Revolving Loan requested under this Section 2.2.1 shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrowers, and in the case of each subsequent borrowing, by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by Borrowers and Agent from time to time, or elsewhere if pursuant to a written direction from Borrowers.

(c)          Each Borrower hereby authorizes Agent, in its sole discretion, to charge any of such Borrower’s accounts or advance Revolving Loans to make any payments of principal, interest, fees, costs or expenses due under this Agreement or the other Loan Documents; it being acknowledged that Agent shall use commercially reasonable efforts to notify Borrowers promptly after so charging such account (but shall have no liability for failing to do so).

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2.2.2        Term Loan Borrowing Procedures.

(a)          To the extent that the Lenders have approved a Merchant Opportunity, and Borrowers desire to finance all or a portion of the costs of such Merchant Opportunity with the proceeds of a Term Loan. Borrowers shall give written notice to Agent substantially in the form of Exhibit 2.2.2(a) attached hereto (each such written notice, a “Notice of Term Loan Borrowing”) no later than 12:00 noon (New York time) at least three (3) Business Days prior to any requested borrowing of a Term Loan. Agent shall promptly notify Lenders of its receipt of, and the details of, any such Notice of Term Loan Borrowing. Unless Agent has been notified by a Lender that such Lender does not intend to fund its Pro-Rata Share of any Term Loan, Agent shall not be required to advance such funds on behalf of such Lender; provided, however, upon the failure of a Lender to fund any such Term Loan the Agent shall promptly fund such Lender’s portion of the Term Loan within one (1) Business Day. If and to the extent that a Lender does not settle with Agent as required under this Agreement, such Defaulting Lender hereby agrees to repay to Agent forthwith on demand such amount required to be paid by such Defaulting Lender to Agent, together with interest thereon, for each day from the date such amount is made available to Borrowers until the date such amount is repaid to Agent at the interest rate applicable at such time for such Term Loan.

(b)          Each Borrower hereby irrevocably authorizes Agent (to the extent it has received funds from Lenders in respect thereof) to disburse on the requested date of borrowing the proceeds of each Term Loan requested by Borrowers in lawful money of the United States of America in immediately available funds in accordance with the terms of the written disbursement letter from Borrowers.

2.3          Repayments.

2.3.1        Repayments of Revolving Loans.

(a)          In addition to any other payments required to be made hereunder, the Revolving Loans, all accrued and unpaid interest thereon, the Unused Commitment Fee, and all other Obligations associated with the Revolving Loans shall be due and payable in full in cash on the Revolving Credit Termination Date. The Revolving Loans may at any time be voluntarily prepaid and, subject to the terms hereof after credit of such prepayment as set forth below, reborrowed. With the exception of the Exit Fee owing pursuant to Section 4.2.2 hereof and the Yield Maintenance Fee owing pursuant to Section 4.2.3 hereof, there shall be no prepayment fee or penalties associated with any prepayments (voluntary or mandatory) of the Revolving Loans.

(b)          Except in connection with the voluntary termination of the Revolving Credit Commitments, voluntary prepayments of the Revolving Loans may only be made twice per week; provided, however, that Agent may, at its option following the occurrence of an Event of Default that is continuing, require the Revolving Loans to be paid down more frequently, including, without limitation on a daily basis through the application of cash on hand in the Lockbox Account and/or the Operating Account or any other accounts of the Borrowers.

(c)          Unless otherwise specified by Agent, all payments by Borrowers to Agent and Lenders hereunder shall be made by wire transfer of immediately available funds. Payments received by wire transfer no later than 2:00 P.M. EST shall be deemed received and collected by Agent on the date of receipt. With respect to any other payments received by Agent or any Lender in respect of the Obligations, such items of payments shall be deemed received by Agent only upon such funds being deemed collected. For purposes of determining collection of such funds, with respect to (i) checks, such amounts shall be deemed collected three (3) Business Days after receipt thereof by Agent in its account and (ii) cash or other immediately available funds from collections of items of payment and proceeds of any Collateral, such amounts shall be deemed collected (1) Business Day after receipt thereof by Agent in its account.

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2.3.2        Mandatory Prepayments.

(a)          Sales of Assets. Upon receipt of the Net Cash Proceeds of any Asset Disposition by any Borrower (except for Excluded Asset Dispositions), Borrowers shall apply the full amount of such Net Cash Proceeds to prepay the Loans as follows: first, the Term Loans, to the extent if any Term Loans are then outstanding, with such prepayment to be applied to scheduled amortization payments on the Term Loans in the inverse order of maturity), and if no Term Loans are then outstanding or such payment repays all of the then outstanding Term Loans, then second, to prepay the Revolving Loans.

(b)          Issuance of Equity Interests or Debt. Upon receipt by any Borrower of Net Cash Proceeds from the issuance of Equity Interests of any Borrower or from the issuance of any Indebtedness of any Borrower (except for the proceeds of Permitted Indebtedness (other than the Net Cash Proceeds received upon the Fort Worth Refinancing (the “Fort Worth Refinancing Proceeds”)), Borrowers shall apply the full amount of such Net Cash Proceeds to prepay the Loans as follows: first, to the Term Loans, to the extent any Term Loans are then outstanding, with such prepayment to be applied to scheduled amortization payments on the Term Loans in the inverse order of maturity), and if no Term Loans are then outstanding or such payment repays all of the then outstanding Term Loans; second, to prepay the Revolving Loans.

(c)          Fort Worth Refinancing Proceeds. Upon completion of the Fort Worth Refinancing and receipt by any Borrower of the Fort Worth Refinancing Proceeds, Borrowers shall apply the full amount of such Fort Worth Refinancing Proceeds to prepay the Loans and/or Thermo Note as follows:

(i)          First, to the extent that Borrower’s 30 Day Average Liquidity is less than $500,000, the Fort Worth Refinancing Proceeds shall be applied to the Revolving Loans in such amount so that after making such payment the Borrowers’ 30 Day Average Liquidity is equal to $500,000;

(ii)         Second, (x) fifty percent (50%) of the remaining Fort Worth Refinancing Proceeds (if any) shall be applied to any amounts outstanding under the Thermo Note, and (y) fifty percent (50%) of such Fort Worth Refinancing Proceeds shall be applied to the Revolving Loans until Borrower’s 30 Day Average Liquidity is equal to $1,000,000;

(iii)        Third, any remaining Forth Worth Refinancing Proceeds may be applied to any amounts outstanding under the Thermo Note; provided, however, in no event shall the amounts applied to the Thermo Note on account of the Fort Worth Refinancing Proceeds exceed $700,000; and

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(iv)        If there are any excess Fort Worth Refinancing Proceeds after giving effect to such payments set forth in this Section 2.3.2(c) on the Thermo Note then such excess Fort Worth Refinancing Proceeds shall be applied to the Term Loans, to the extent any Term Loans are then outstanding, with such prepayment to be applied to scheduled amortization payments on the Term Loans in the inverse order of maturity), and if no Term Loans are then outstanding or such payment repays all of the then outstanding Term Loans; next to prepay the Revolving Loans.

(d)          Casualty and Condemnation Proceeds. Upon receipt by any Borrower of proceeds of any casualty loss or condemnation award and subject to the rights of mortgage holders on the Fort Worth Property or Tyler Texas Property, Borrowers shall apply such proceeds to prepay the Loans as follows: first, the Term Loans, to the extent if any Term Loans are then outstanding, with such prepayment to be applied to scheduled amortization payments on the Term Loans in the inverse order of maturity), and if no Term Loans are then outstanding or such payment repays all of the then outstanding Term Loans, then second, to prepay the Revolving Loans in excess of amounts promptly applied to reinvest in, or otherwise replace, repair or restore any such properties or assets; provided, that if the proceeds resulting from any such casualty loss exceed $100,000, Borrowers shall not be entitled to reinvest such proceeds without the consent of Agent in its sole discretion.

(e)          Recouped Sale Tax Amounts.   Upon receipt by any Borrower of sales tax amount relating to prior sales which are the subject of the Texas Tax Liability, Borrower shall apply 100% of such amounts to repay the Revolving Loans, such amounts to be applied to the Supplemental Availability Amount, until reduced to zero ($0). For the avoidance of doubt, the only amounts required to be paid by Borrowers to Agent and Lenders pursuant to this Section 2.3.2(e) shall be amounts recouped by Borrower from customers on account of sales taxes for sales previously made and for which Borrower has entered into the Texas Tax Settlement Agreement. In no event shall sales tax amounts collected by Borrower for current sales be paid and applied as provided in this Section 2.3.2.

2.3.3        Termination/Mandatory Reduction of Revolving Credit Commitments

(a)          Voluntary Termination of the Revolving Credit Commitments. Borrowers may, at any time upon not less than five (5) Business Days prior irrevocable notice to Agent, terminate, in its entirety but not less than its entirety, the Revolving Credit Commitments and prepay the Revolving Loans, without premium or penalty, other than payment of the Exit Fee due pursuant to Section 4.2.2 hereof and the Yield Maintenance Fee, if any, due pursuant to Section 4.2.3 hereof.

(b)          Reductions Applied Ratably. All reductions of the Revolving Credit Commitments shall be applied to the Revolving Credit Commitments of each Lender ratably in accordance with its Pro Rata Share.

2.3.4           Repayments of Term Loans. To the extent that any Term Loans are outstanding hereunder, Borrowers shall repay the principal of such outstanding Term Loans as determined by Borrowers and Lenders on a case-by-case basis. In any event, the outstanding balance of principal of all Term Loans, all accrued and unpaid interest thereon and all other Obligations relating to the Term Loans shall be due and payable in full in cash on the Term Loan Termination Date.

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2.3.5        Defaulting Lender.

(a)          Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Revolving Loans or Term Loans or (y) notifies either Agent or Borrowers that it does not intend to make available its portion of any Revolving Loans or Term Loans (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.3.5 while such Lender Default remains in effect.

(b)          During the continuance of any Lender Default, advances shall be made by each of Lenders which are not Defaulting Lenders (the “Non-Defaulting Lenders”) based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any Pro Rata Share of any Revolving Loans and/or Term Loans required to be advanced by any Lender shall be increased as a result of such Lender Default; provided, however, that Agent shall make advances for such Defaulting Lender in order to satisfy such Defaulting Lender’s Revolving Credit Commitment. Amounts received in respect of principal of any Revolving Loans or Term Loans shall be applied to reduce the applicable Revolving Loans or Term Loans of each Lender pro rata based on the aggregate of the outstanding Revolving Loans or Term Loans of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Revolving Loans or Term Loans of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Revolving Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Commitment Percentage of all Revolving Loans or Term Loans, as applicable, then outstanding.

(c)          A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents. All amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have Revolving Loans and/or Terms Loans, as applicable, outstanding.

(d)          Other than as expressly set forth in this Section 2.3.5, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.3.5 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrowers, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

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(e)          In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement. Notwithstanding the foregoing, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender, and except to the extent otherwise agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder, including, without limitation, any fee owed by a Defaulting Lender pursuant to Section 2.2.(a) hereof, arising from that Lender’s having been a Defaulting Lender.

2.3.6        Manner of Payments. Borrowers shall make all payments hereunder and under the other Loan Documents by wire transfer in immediately available funds of the United States free and clear of, and without deduction for, any taxes, withholdings, setoff or counterclaim. If Borrowers shall be required to withhold or deduct any taxes, withholdings, setoffs or counterclaims from any such payment, such payment shall be adjusted upwards to reflect all withholdings or deductions.

2.3.7        Application of Payments. Other than with respect to payments made by Borrowers expressly with respect to interests, fees, and principal and, notwithstanding the foregoing, at all times after the occurrence and during the continuance of an Event of Default, Agent shall have the right to apply payments and proceeds received by it and Lenders to the Obligations in such order as Agent may determine in its sole discretion.

SECTION 3                EVIDENCING OF REVOLVING LOANS AND TERM LOANS.

3.1          Revolving Notes. The Revolving Loans shall, in each Lender’s sole discretion, be evidenced by one or more promissory notes in the form of Exhibit 3.1 attached hereto (collectively, the “Revolving Notes” and each a “Revolving Note”). Each such Revolving Note shall have appropriate insertions and shall be payable to the order of such Lender in a face principal amount equal to such Lender’s Revolving Credit Commitment. However, if such Revolving Loans are not so evidenced, such Revolving Loans may be evidenced solely by entries upon the books and records maintained by Agent, which books and records shall be conclusively presumed correct absent manifest error.

3.2          Term Notes. The Term Loans shall, in each Lender’s sole discretion, be evidenced by one or more promissory notes in the form of Exhibit 3.2 attached hereto (collectively, the “Term Notes” and each a “Term Note”). Each such Term Note shall have appropriate insertions and shall be payable to the order of such Lender in a face principal amount equal to such Lender’s Term Loan. However, if such Term Loans are not so evidenced, such Term Loans may be evidenced solely by entries upon the books and records maintained by Agent, which books and records shall be conclusively presumed correct absent manifest error.

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SECTION 4                INTEREST; FEES; CHARGES.

4.1          Interest Rate.

4.1.1        Interest Rate.

(a)          Except as otherwise expressly provided herein, each Revolving Loan shall bear interest at the rate of fourteen percent (14.0%) per annum, payable monthly in arrears in cash on the first Business Day of each month, upon any prepayment of the Revolving Loans pursuant to Section 2.3.2 or 2.3.3 hereof and on the Revolving Credit Termination Date, and calculated on the basis of a 360-day year.

(b)          The portion of the Revolving Loans attributable to the Supplemental Availability Amount shall at all times bear interest at a rate per annum equal to the rate payable pursuant to Section 4.1.3 below.

(c)          From the date of funding of any Term Loan until paid in full, interest on the outstanding balance of such Term Loan shall bear interest at a rate of interest per annum to be mutually agreed by Lenders and Borrowers at the time of funding of such Term Loan. Unless otherwise agreed by Lenders and Borrowers, any interest due on any Term Loan shall be calculated on the basis of a 360-day year. Accrued cash interest shall be payable on the first Business Day of each month and upon any prepayment of the Term Loans pursuant to Section 2.3.2 or 2.3.3 hereof, commencing with the month after the date of funding of such Term Loans.

4.1.2        Interest Rate Adjustment. Interest payable on account of the Revolving Loans hereunder shall be subject to adjustment based upon Borrowers achieving or failing to achieve the minimum EBITDA amounts for the periods set forth on Schedule 4.1.2 attached hereto. In the event that Borrowers achieve any such EBITDA amount during the applicable period set forth on Schedule 4.1.2 then the interest rate shall be adjusted downward by one percent (1%) and such interest rate shall be applicable for the following three (3) month period, provided that in no event shall the interest rate be less than eleven percent (11%) per annum. In the event that the Borrowers fail to achieve such EBITDA amount during the applicable period set forth on Schedule 4.1.2 then the interest rate shall be adjusted upward by one percent (1%) and such interest rate shall be applicable for the following three (3) month period, provided that so long as no Event of Default has occurred and is continuing the interest rate shall not exceed fourteen percent (14%) per annum. Upon the occurrence and continuance of an Event of Default, the Default Rate for Revolving Loans shall be calculated by using fourteen percent (14%) per annum as the rate otherwise applicable to the Revolving Loans before increasing such rate to the Default Rate.

Changes in the rate of interest payable on account of the Revolving Loans hereunder resulting from Borrowers achieving or failing to achieve the minimum EBITDA amounts for the periods set forth on Schedule 4.1.2 attached hereto shall be made following delivery by Borrowers to Agent of Borrowers’ quarterly financial statements for the fiscal quarter then ended, certified by the Chief Financial Officer as provided in Section 7.4(ii) hereof, together with a calculation, in reasonable detail, of Borrower’s cumulative EBITDA for the applicable test period, in form and substance reasonably acceptable to the Agent.

4.1.3        Default Rate. Upon the occurrence and during the continuance of (i) any Default unless cured before it matures into an Event of Default, or (ii) Event of Default, any amounts outstanding on account of any Revolving Loans or any Term Loans shall bear interest at the rate equal to the rate otherwise applicable thereto plus an additional six percent (6.0%) per annum (the “Default Rate”) and shall be payable on demand. Overdue Obligations shall bear interest as the Default Rate until paid in full in cash.

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4.2          Fees and Charges. In addition to any other fees, costs or expenses payable by Borrowers hereunder or under any other Loan Document, Borrowers hereby agree to pay the following fees:

4.2.1        Closing Fee.

(a)          Borrowers hereby agree to pay to Agent, for the account of Lenders, a closing fee in respect of the Revolving Loans (the “Revolving Loans Closing Fee”) in an amount equal to $180,000, which Revolving Loans Closing Fee is fully earned and due and payable in cash on the Closing Date.

(b)          Borrowers hereby agree to pay to Agent, for the account of Lenders, a one-time closing fee in respect of any Term Loan (the “Term Loan Closing Fee”) in an amount equal to 2.5% of such Term Loan on the date such Term Loan is funded, which Term Loan Closing Fee shall be fully earned and due and payable on such date; provided, that the maximum Term Loan Closing Fee payable hereunder shall be $50,000.

4.2.2        Exit Fee. Borrowers hereby agree to pay to Agent, for the account of Lenders, an exit fee in respect of the Revolving Loans and Term Loans (the “Exit Fee”) as follows: (i) in respect of the Revolving Loans, in an amount equal to one percent (1.0%) of then outstanding aggregate Revolving Credit Commitments, which shall be payable on the Revolving Credit Termination Date, and (ii) in respect of the Term Loans, in an amount equal to one percent (1.0%) of the then outstanding Obligations related to the Term Loans, which shall be payable on the Term Loan Termination Date.

4.2.3        Yield Maintenance Fee. In the event that the Revolving Loans are prepaid and the aggregate Revolving Credit Commitments of the Lenders hereunder are reduced or terminated for any reason, including, without limitation, upon acceleration of the Obligations pursuant to Section 14.1 hereof, prior to the Revolving Credit Maturity Date, Borrowers shall pay to Agent, for the account of Lenders, a yield maintenance fee (the “Yield Maintenance Fee”), as follows:

(a)          If on the Revolving Credit Termination Date the amounts that Borrower has theretofore paid to Lenders as interest on account of the Revolving Loans is less than the Minimum Interest, then Borrowers shall pay to Agent, for the account of Lenders, on the Revolving Loan Termination Date, a Yield Maintenance Fee equal to the difference between (x) the Minimum Interest, and (y) the aggregate amount of such interest and Unused Commitment Fees actually paid by Borrower.

(b)          If in accordance with the terms and conditions hereof, the Revolving Credit Maturity Date is extended until February 8, 2016 and the amounts that Borrower has theretofore paid to Lenders during the period from February 8, 2015 to February 8, 2016 as interest on account of the Revolving Loans is less than the Minimum Interest for Extension, then Borrowers shall pay to Agent, for the account of Lenders, on the Revolving Loan Termination Date, a Yield Maintenance Fee equal to the difference between (x) the Minimum Interest for Extension, and (y) the aggregate amount of such interest and Unused Commitment Fees actually paid by Borrower.

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4.2.4        Unused Commitment Fee. Borrowers shall pay to Agent, for the ratable benefit of Lenders based on their Pro Rata Shares, a fee (the “Unused Commitment Fee”) in an amount equal to (i) for the first $2,000,000 of the Maximum Revolving Loan Limit, thirty-five basis points (0.35%) per calendar month, plus (ii) for any remainder or balance of the Maximum Revolving Loan Limit, twenty basis points (0.20%) per calendar month, on the average daily excess of the Revolving Credit Commitments (other than with respect to a Defaulting Lender), as adjusted pursuant to Section 2.3.3 hereof, over the sum of the (i) the average daily outstanding principal balance of the Revolving Loans during such period, plus (2) the Payroll Reserve, plus (3) the minimum Availability required pursuant to Section 11.4 hereof; such Unused Commitment Fee to be payable monthly in arrears on the first Business Day of each calendar month and upon the Revolving Credit Termination Date. The Unused Commitment Fee shall be calculated on the basis of a 30 day month.

4.2.5        Collateral Monitoring Fee. Borrowers shall pay to Agent, for its own account, a collateral monitoring fee in the amount of $5,250 per month (the “Collateral Monitoring Fee”), which Collateral Monitoring Fee shall be payable monthly in advance on the first day of each calendar month; provided that (i) after the occurrence and during the continuance of an Event of Default, or (ii) if at any other time the rate set forth in Section 4.1.3 hereof applies, the Collateral Monitoring Fee shall be $6,375 per month. It is agreed by the parties that the Collateral Monitoring Fee was negotiated in the context of the overall pricing of the credit facility and is an integral part of the Lender’s commitment to lend.

4.2.6        Extension Fee for Revolving Loans. If in accordance with terms and conditions hereof, the Revolving Credit Maturity Date is extended until February 8, 2016, then Borrowers shall pay to Agent, for the account of Lenders, an extension fee in an amount equal to one percent (1.0%) of the sum of the Revolving Credit Commitments (the “Extension Fee”), which Extension Fee shall be due and payable on the date of any request by Borrowers to extend the Revolving Credit Maturity Date.

4.2.7        Late Payment Fee. If any payment hereunder is not made on its due date, Borrower will pay a late payment fee equal to $1,000.00. Nothing in the preceding sentence shall affect Lender’s right to accelerate the amounts due hereunder in the event of any default in the payment.

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4.2.8        Costs and Expenses. Borrowers shall reimburse the Indemnified Parties for (i) all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses (for outside counsel), incurred or to be incurred by Agent and Lenders in connection with the (A) due diligence, negotiation, documentation and consummation of this transaction among Borrowers and Agent and Lenders, including, without limitation, public record searches and filings; (B) field exams and collateral monitoring conducted by Agent or any Person at the direction of Agent, provided that unless an Event of Default has occurred and is continuing, Borrower shall not be responsible for the costs and expenses associated with more than one (1) field exam per fiscal year; (C) engagement of any consultants, appraisers, accountants, and other advisors by Agent or any Person at the direction of Agent, provided that unless an Event of Default has occurred and is continuing, Borrower shall not be responsible for the costs and expenses of such consultants, appraisers, accountants, and other advisors in an amount not to exceed $10,000.00 per fiscal year; (D) collateral reporting required pursuant to Section 7 hereof, and (E) following the occurrence and during the continuance of an Event of Default, a third party accountant or other consultant engaged by Agent to monitor the Event of Default situation; and (ii) all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses (for outside counsel), incurred and to be incurred by Agent and Lenders in connection with the (A) collection, protection or enforcement of any rights in or to the Collateral; (B) collection of any Obligations; and (C) administration, work-out, foreclosure, restructuring and/or enforcement of any of Agent’s and/or any Lender’s rights under this Agreement or any other Loan Documents.

4.3          Maximum Interest. It is the intent of the parties that the rate of interest and other charges to Borrowers under this Agreement and the other Loan Documents shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Agent or any Lender may lawfully charge Borrowers, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrowers.

SECTION 5          COLLATERAL.

5.1          Security Interest in the Collateral.

5.1.1           Grant of Security Interest to Agent. To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrowers hereby each collaterally assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, a continuing first-priority security interest in and to and Lien on all of their Collateral, whether now owned or existing or hereafter acquired or arising and wherever located. Borrowers shall promptly provide Agent with written notice of all commercial tort claims in excess of $50,000, in the aggregate, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, Borrowers shall be deemed to hereby grant to Agent a security interest and lien in and to such Commercial Tort Claims and all proceeds thereof.

5.1.2           Other Security. Agent, in its sole discretion, but following not less than twenty (20) days’ prior written notice to Borrowers (unless a Default or Event of Default then exists, in which case, at any time), without waiving or releasing any obligation, liability or duty of any Borrower under this Agreement or the Loan Documents or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, Lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by Agent in respect thereof and all reasonable costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Agent shall constitute Obligations, payable by Borrowers to Agent within five (5) days of Agent’s demand therefor.

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5.1.3           Possessory Collateral. Promptly upon any Borrower’s receipt (but in no event any later than one (1) Business Day after such Borrower’s receipt) of any portion of the Collateral evidenced by an agreement, Instrument or Document, including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of certificated securities, such Borrower shall deliver the original thereof to Agent together with an appropriate endorsement or other specific evidence of assignment thereof to Agent (in form and substance acceptable to Agent). If an endorsement or assignment of any such items shall not be made for any reason, Agent is hereby irrevocably authorized, as such Borrower’s attorney and agent-in-fact, to endorse or assign the same on such Borrower’s behalf.

5.1.4           Electronic Chattel Paper. To the extent that any Borrower obtains or maintains any Electronic Chattel Paper, such Borrower shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Agent as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by Agent or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Agent, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

5.2          Perfection of Security Interest. Each Borrower shall take all actions that may be necessary or desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s first-priority security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) authenticating, executing and delivering to Agent such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Agent in its reasonable judgment), and (ii) do such other acts and things or cause third parties to do such other acts and things as Agent may deem necessary or desirable in its reasonable discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Agent (free and clear of all other Liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral; provided such acts or the execution of any such documents or instruments by Borrowers shall not increase the obligations of Borrowers or decrease their rights hereunder. Each Borrower irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as such Borrower’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments, without such Borrower’s signature, and do such other acts and things as may be necessary to preserve and perfect Agent’s first-priority security interest in the Collateral. By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance reasonably satisfactory to Agent (which statements may describe the collateral as “all assets” or a description of similar import). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers as a Revolving Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders not later than five (5) days following Agent’s demand therefor. All Liens granted to Agent hereunder and under the Loan Documents and all Collateral delivered to Agent hereunder and under the Loan Documents shall be deemed to have been granted and delivered to Agent, for the benefit of Agent and Lenders, to secure the Obligations.

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5.3           Preservation of Collateral. Following the occurrence and during the continuance of an Event of Default, in addition to the rights and remedies set forth in Section 14 hereof, Agent in its commercially reasonable discretion: (a) may at any time take such steps as Agent reasonably deems necessary to protect Agent’s interest in and to preserve the Collateral, including, without limitation, pay any amounts due and owing under the Texas Tax Settlement Agreement, as Agent may deem appropriate; (b) may employ and maintain at any of Borrowers’ premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral, (d) may use Borrower’ facilities or equipment for handling or removing the Collateral; (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrower’ owned or leased property and (f) shall have all other rights of a secured creditor under the UCC and other applicable laws; notwithstanding the foregoing, any costs or losses incurred as a result of the gross negligence or willful misconduct of Agent or Lenders (as determined by a court of competent jurisdiction in a final non-appealable judgment) in taking the actions noted in clauses (a)-(f) above shall not be the responsibility of Borrowers. Borrowers shall, and shall cause each of their Subsidiaries to, cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including but not limited to any expenses relating to the bonding of a custodian, shall be charged to Borrowers as a Revolving Loan and added to the Obligations.

5.4           Disposition of the Collateral. Borrowers shall safeguard and protect all the Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except as otherwise expressly permitted hereby.

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SECTION 6            COLLECTIONS; CASH MANAGEMENT

6.1           Collections; Cash Management.

(a)          Each Borrower shall direct all of its Account Debtors to make all payments on Accounts directly to a post office box (a “Lock Box” and collectively, the “Lockboxes”), and will cause such payments to be deposited into a specified deposit account (a “Lock Box Account” and collectively, the “Lock Box Accounts”), each of which shall be subject to an Account Control Agreement by and between Agent and the applicable depository bank (a “Depository Bank”). Borrowers shall not deposit or direct any Account Debtor or other obligor to deposit remittance of any Account to any other lock box or Deposit Account not subject to an Account Control Agreement by and between Agent and the applicable Depository Bank. Each Borrower agrees to pay all reasonable fees, costs and expenses in connection with opening and maintaining the Lock Boxes and Lock Box Accounts. All such fees, costs and expenses of maintaining the Lock Boxes and Lock Box Accounts if not paid when due by Borrowers, may be paid by Agent and in such event all amounts paid by Agent shall constitute Obligations hereunder which shall be payable to Agent by Borrowers upon demand. If a Borrower, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of a Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with a Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, such Borrower and each such Person shall receive all such items in trust for Agent and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lock Boxes or the Lock Box Accounts. Each Borrower agrees that all payments made to the Lock Boxes, Lock Box Accounts or otherwise received by Agent, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise, will be applied on account of the Revolving Loans and other Obligations in accordance with Section 2.3.1 hereof or as otherwise directed by Agent.

(b)          Agent and each Depository Bank shall enter into an Account Control Agreement, in form and substance acceptable to Agent, in which such Depository Bank shall agree (i) that the amounts on deposit in the Lock Box Account, Borrowers’ operating account (the “Operating Account”) or other deposit accounts are under the control of Agent, (ii) to follow the instructions of Agent with respect to the disposition of funds in the Lock Boxes, the Lock Box Accounts, Operating Account or other deposit accounts without further consent from any Borrower, (iii) that it has no right to setoff against the Lock Boxes, the Lock Box Accounts, the Operating Account, other deposit account or against any other account maintained by such Depository Bank, and (iv) that upon notice from Agent (a “Cash Sweep Instruction”) that it shall wire or otherwise transfer to Agent in immediately available funds, in a manner satisfactory to Agent, funds deposited in the Lock Box Accounts, Operating Account or other deposit account on a daily basis as such funds are collected or as otherwise directed by Agent. For the avoidance of doubt, Agent agrees not to deliver any Cash Sweep Instruction unless and until an Event of Default shall have occurred and is continuing at the time of the giving of such instruction. Furthermore, upon (i) the Agent delivering a Cash Sweep Instruction and the subsequent cure by Borrowers or waiver by Agent of the Event(s) of Default that resulted in Agent delivering such Cash Sweep Instruction initiating Agent’s requirement of a daily sweep of funds deposited in the Lock Box Account pursuant to Section 2.3.1(b), the Agent shall continue to direct the daily sweep of funds in the Lock Box Accounts for as long as it shall require; provided, however, so long as no Event of Default has occurred or is continuing and subject to terms and conditions of this Agreement, the Lenders shall be required to make Revolving Loans in accordance with the terms herein.

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(c)          All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by the applicable Borrower and deposited into the Lock Box Account or other deposit account subject to an Account Control Agreement by and between Agent and the applicable Depository Bank, and, in the event that endorsement of any such item shall not be made for any reason, Agent is hereby irrevocably authorized to endorse the same on such Borrower’s behalf. For the purpose of this Section 6.1, each Borrower irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as such Borrower’s true and lawful attorney and agent-in-fact (i) to endorse such Borrower’s name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of such Borrower or Goods pertaining thereto; (ii) to take control (other than by virtue of having in place Account Control Agreements with respect thereto which shall be permitted at all times) in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lock box or postal box into which any of such Borrower’s mail is deposited, and open and process all mail addressed to such Borrower and deposited therein.

(d)          If a Depository Bank fails to timely enter into or refuses to enter into an Account Control Agreement reasonably acceptable to Agent, then Borrowers shall, upon Agent’s request (i) open applicable depository accounts or a lock box at a different financial institution acceptable to Agent, and which has become party to an Account Control Agreement, (ii) direct all Account Debtors to make payment to such account or lock box (and cease making payment to such Lock Box or Lock Box Account), and (iii) shall close such Lock Box, such Lock Box Account and the Operating Account, in each case, within thirty (30) days of Agent’s demand therefor.

(e)          Following the occurrence and during the continuation of an Event of Default and at Agent’s request and upon thirty (30) days written notice, Borrowers shall move any Lock Box, any Lock Box Account and the Operating Account to Agent’s designated financial institution and thereafter use such designated financial institution as its cash management bank.

(f)          Agent may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Obligations, (i) enforce collection of any Borrowers’ Accounts or other amounts owed to any Borrower by suit or otherwise; (ii) exercise all of a Borrower’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to such Borrower; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to a Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of a Borrower or other amount owed to a Borrower upon such terms, for such amount and at such time or times as Agent deems advisable; (v) prepare, file and sign a Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to such Borrower; and (vi) do all other acts and things which are necessary, in Agent’s sole discretion, to fulfill a Borrower’s obligations under this Agreement and to allow Agent to collect the Accounts or other amounts owed to such Borrower. In addition to any other provision hereof, Agent may at any time after the occurrence and during the continuance of an Event of Default, at Borrowers’ expense, notify any parties obligated on any of the Accounts to make payment directly to Agent of any amounts due or to become due thereunder.

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SECTION 7	COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

7.1           Borrowing Base Reports. Borrowers shall at all times provide Agent with access to an online portal or other electronic means of reporting reasonably satisfactory to the Agent (“On Line Access”) which shall contain information relating to the elements of the Borrowing Base and calculation thereof in no less detail than the information required to be supplied pursuant to Borrowing Base Certificates. Borrowers shall, (i) no less than three (3) times per week, certify to Agent by electronic mail or other means mutually agreed by Borrowers and Agent that all information provided to Agent through On Line Access (including, without limitation, the calculation of the Borrowing Base) is true, correct and complete in all material respects, and (ii) no less frequently than weekly, on a Business Day to be agreed by the Borrowers and the Agent, deliver to Agent a signed Borrowing Base Certificate which shall include, without limitation, a calculation of the Borrowing Base and, if requested by Agent, accompanied by copies of Borrowers’ sales journals, cash receipts journals and credit memo journals for the relevant period. Each certification regarding On Line Access shall be deemed to include, and each Borrowing Base Certificate shall include a certification by Borrowers as to the truth and accuracy of the representations and warranties set forth in Section 8 hereof and elsewhere in the Loan Documents. Notwithstanding the foregoing to the contrary, the failure of the Borrowers to deliver electronic certification regarding On Line Access as required pursuant to clause (i) above shall not constitute a Default or Event of Default hereunder unless Borrowers fail to deliver such electronic certification two (2) times in any weekly period.

7.2           Collected Cash Balance Reports and Electronic Account Access. Borrowers shall either (i) deliver to Agent each Business Day, no later than 2:00 pm (New York time), a report detailing the collected cash balances in each Lock Box Account and Operating Account, or (ii) shall direct its Depository Bank to permit Agent online access to each Lock Box Account, the Operating Account and any other depository accounts maintained by Borrowers.

7.3           Monthly Reports. Borrowers shall deliver to Agent, in addition to any other reports, as soon as practicable and in any event: (i) within fifteen (15) days after the end of each calendar month, (A) a detailed trial balance of Accounts aged per invoice date, in form and substance reasonably satisfactory to Agent including, without limitation, the names and addresses of all Account Debtors, and (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Agent may request), including a listing of any held checks; (ii) within fifteen (15) days after the end of each calendar month, the general ledger inventory account balance and a perpetual inventory report in form and substance reasonably satisfactory to Agent; and (iii) at Agent’s request, a report detailing all Affiliate balances arising from Affiliate transactions that occurred in the prior month’s period including, without limitation, all intercompany loans, loans to other Affiliates, employees and other Persons and sales and purchases to and from any Affiliate.

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7.4           Financial Statements. Borrowers shall deliver to Agent the following financial information, all of which shall be prepared in accordance with GAAP consistently applied (other than in the case of internally prepared financial statements, for the absence of footnotes):

(i)          no later than thirty (30) days after each calendar month, for the month and year to date period then ending, copies of financial statements prepared internally and in form substantially similar to those delivered to Agent pursuant to Section 12.1(g)(ii) hereof prior to the Closing Date, including, without limitation, balance sheets and statements of income and cash flow of Borrowers and their Subsidiaries, on a consolidated basis, certified by the Chief Financial Officer of Borrowers, as fairly presenting the financial condition of Borrowers as of the date or for the periods covered thereby, together with a comparison of results to the Business Plan;

(ii)         no later than forty-five (45) days after the end of each fiscal quarter, for the fiscal quarter and fiscal year-to-date period then ending, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow, of Borrowers and their Subsidiaries, on a consolidated basis and certified by the Chief Financial Officer of Borrowers as fairly presenting the financial condition of Borrowers as of the date or for the periods covered thereby, together with (1) a comparison of results to the Business Plan, (2) a reconciliation (by month) of the actual results for each month included in such fiscal quarter to the Business Plan for such months, and (3) a written discussion, analysis and comparison to the results of corresponding period of the results of operation for such fiscal quarter and fiscal year to date period covered by such financial statements from the Chief Financial Officer of Borrowers, in such detail as shall be reasonably acceptable to Agent;

(iii)        no later than ninety (90) days after the end of each fiscal year, audited annual financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow, of Borrowers and their Subsidiaries, on a consolidated basis, including footnotes and year end intercompany adjustments and certified by the Chief Financial Officer of Borrowers as fairly presenting the financial condition of Borrowers as of the date or for the periods covered thereby, together with an unqualified opinion by independent certified public accountants selected by Borrowers and reasonably satisfactory to Agent together with (A) a comparison of results to the Business Plan and (B) a written discussion, analysis and comparison to the results of corresponding period of the results of operation for such fiscal quarter and fiscal year to date period covered by such financial statements from the Chief Financial Officer of Borrowers, in such detail as shall be reasonably acceptable to Agent. Such financial statements shall be accompanied by copies of any management letters sent to Borrowers by such accountants.

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(iv)        Promptly after such materials become publicly available or are required to be filed by Teletouch, copies of all periodic and other reports, proxy statements and other materials filed by Teletouch with any securities regulatory agency having jurisdiction over Teletouch or any securities exchange upon which any securities of Teletouch are listed, or which are distributed by Teletouch to the holders of its publicly listed or traded Equity Interests or Indebtedness.

7.5           Business Plan. Attached hereto as Exhibit 7.5 is Borrower’s initial Business Plan, which was prepared in good faith, based upon reasonable assumptions, and reflecting recent performance trends in a manner consistent with Borrowers’ past practices, and believed by Borrowers and the Senior Management Officer to be achievable in light of the circumstances at such time and was approved by the Agent. No later than (i) thirty (30) days prior to each fiscal year end, drafts of Borrowers’ projected balance sheet, income statement and statement of cash flows for each month of the next fiscal year, and (ii) fifteen (15) days prior to each fiscal year end, final versions of Borrowers’ projected balance sheet and income statement and statement of cash flows for each month of the next fiscal year, each certified by the Chief Financial Officer of Borrowers as having been prepared in good faith, based upon reasonable assumptions, and reflecting recent performance trends in a manner consistent with Borrowers’ past practices, and believed by Borrowers and the Senior Management Officers to be achievable in light of the circumstances at such time, and accompanied by a statement of assumptions and detailed supporting schedules and information, all of which shall be acceptable to Agent in its reasonable discretion (each such set of final projections approved by Agent as hereinafter provided being referred to herein as the “Business Plan”); provided, however, for the fiscal year ended May 31, 2014, the Borrower shall only deliver updated projections for the months ended March 31, 2014, April 30, 2014 and May 31, 2014 as the initial Business Plan attached as Exhibit 7.5 contains the projections for the initial nine months of fiscal year ended May 31, 2014. Agent shall, within ten (10) Business Days following receipt of Borrowers’ projections delivered pursuant to the foregoing clause (ii), inform Borrowers whether such projections are acceptable to Agent (which approval shall be granted or withheld in Lender’s sole but reasonable discretion) and, to the extent approved by Agent, such projections shall be deemed to be Borrowers’ current “Business Plan” for all purposes of this Agreement. Borrowers will promptly notify Agent in writing of any material payment, liability or other matter or circumstance which causes (or could reasonably be expected to cause) a material deviation in Borrowers’ actual financial performance from Borrowers’ projected performance set forth in the Business Plan, including, without limitation, any fact or circumstance which causes, or reasonably could be expected to cause, any assumption on which the Business Plan is based to no longer be true, correct or accurate in any material respect.

7.6           Other Information. Promptly following request therefore by Agent, such other business or financial data, reports, appraisals and projections regarding Borrowers or any of their Subsidiaries as Agent may request.

SECTION 8          REPRESENTATIONS AND WARRANTIES.

To induce Agent and Lenders to enter into this Agreement and to induce Lenders to make the Revolving Loans and Term Loans, Borrowers hereby represent and warrant to Agent and Lenders, which representations and warranties (whether appearing in this Section 8 or elsewhere) shall be true at the time of the execution of this Agreement and shall survive the execution and delivery of this Agreement, and shall be remade by Borrowers at the time each Revolving Loan and Term Loan is made pursuant to this Agreement.

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8.1           Financial Statements and Other Information. The financial statements and other information delivered or to be delivered by Borrowers to Agent at or prior to the date of this Agreement (other than the projections contained in the Business Plan) or at any time thereafter present fairly in all material respects the financial condition of Borrowers as of the dates and for the periods covered thereby. All written information furnished by Borrowers is true and correct in all material respects as of the date with respect to which such information was furnished. The Business Plan delivered to Agent pursuant Section 12.1(f) hereof, has been prepared by the Senior Management Officers of Borrowers, is based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflects Borrowers’ reasonable and good faith estimates based on present circumstances of the most likely set of conditions and course of action for the projected period; it being understood that such projections are by their nature prospective and contingent on a wide range of factors that are outside Borrowers’ control and that actual results may vary significantly.

8.2           Locations. The office where each Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, each Borrower’s jurisdiction of organization, organizational identification number, principal place of business and all other places of business, locations of Collateral and post office boxes, account numbers and locations of bank accounts are as set forth in Schedule 8.2 attached hereto and at other locations of which Agent has been advised by Borrowers in accordance with Section 9.2 hereof. The Collateral, including, without limitation, the Equipment is kept, or, in the case of vehicles, based, only at the addresses set forth in Schedule 8.2 attached hereto, or at which Agent has been advised by Borrowers in writing in accordance with Section 9.2 hereof.

8.3           Loans by Borrowers. Except as set forth on Schedule 8.3 attached hereto as of the Closing Date, no Borrower has made any loans or advances to any other Borrower, Affiliate or other Person except for advances made after the Closing Date and permitted hereunder.

8.4           Accounts. Each Account which a Borrower shall classify as an Eligible Account or Eligible Pre-Bill Cellular Account shall, as of the time when such classification is made, conform in all respects to the requirements of such classification as set forth in the definition of “Eligible Account” or “Eligible Pre-Bill Cellular Account”, respectively, as set forth herein and as otherwise established by Agent from time to time; provided, however, that the inadvertent and unintentional reporting of Accounts as Eligible Accounts that are not Eligible Accounts or Eligible Pre-Bill Cellular Accounts that are not Eligible Pre-Bill Cellular Accounts in an amount not in excess of 1.00% of the aggregate of all Eligible Accounts or Eligible Pre-Bill Accounts, respectively, shall not be deemed in and as of itself to constitute an Event of Default hereunder. Promptly upon discovery of any such inadvertent and unintentional reporting, Borrowers agree to provide a revised Borrowing Base Certificate and additional collateral reporting as requested by Agent.

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8.5           Liens. Each Borrower is the lawful owner of all Collateral purportedly owned or acquired by such Person, and such Collateral is free from all Liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.

8.6           Organization, Authority and No Conflict. Each Borrower is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing in its jurisdiction of organization, the state organizational identification number, if any, for each Borrower is set forth on Schedule 8.6 attached hereto, and each Borrower is duly qualified and in good standing in all jurisdictions where the failure to be so qualified would have a Material Adverse Effect. Each Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the other Loan Documents to which it is a party and perform its obligations hereunder and thereunder. The execution, delivery and performance by each Borrower of this Agreement and the other Loan Documents to which it is a party does not conflict with the provisions of the organizational documents of such Person, any material statute, regulation, ordinance or rule of law, or any material agreement, contract or other document which is binding on such Person, and each such Person’s execution, delivery and performance of this Agreement and the other Loan Documents shall not result in the imposition of any lien or other encumbrance upon any of such Person’s property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which such Person or any of its property may be bound or affected.

8.7           Litigation. Except as set forth in Schedule 8.7 attached hereto, there are no actions or proceedings which are pending or, to any Borrower’s knowledge, threatened against any Borrower or any of its Subsidiaries which would have or could reasonably be expected to have a Material Adverse Effect, and promptly upon any Borrower becoming aware of any such pending or threatened action or proceeding (but in no event any later than three (3) Business Days after becoming aware of such action or proceeding), such Borrower shall give written notice thereof to Agent. No Borrower has any Commercial Tort Claims pending other than those set forth on Schedule 8.7 attached hereto.

8.8           Compliance with Laws and Maintenance of Permits. Except as set forth in Schedule 8.8 attached hereto, each Borrower and its Subsidiaries has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect. Each Borrower and its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect.

8.9           Names and Trade Names. Each Borrower’s name as it appears on its official filing in its jurisdiction of incorporation or organization is as set forth on Schedule 8.9 attached hereto, and no Borrower uses or has, within the past five (5) years, used any other corporate name, trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 8.9 attached hereto.

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8.10         Enforceability. This Agreement and the Loan Documents to which any Borrower is a party to are the legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

8.11         Solvency. Subject to the facts and assumptions set forth in Schedule 8.11 attached hereto, after reasonable exercise of each Borrower's business judgment each Borrower is, after giving effect to the transactions contemplated hereby, Solvent.

8.12         Indebtedness. (i) As of the Closing Date, except for the Obligations and other Indebtedness as set forth on Schedule 8.12 attached hereto and (ii) at any time after the Closing Date, except for the Obligations and other Indebtedness permitted under Section 10.2 hereof, no Borrower or any of its Subsidiaries is obligated (directly or indirectly), for any loans or other Indebtedness.

8.13         Margin Regulations. No Borrower is engaged, or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U. No part of the proceeds of any advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U.

8.14         Investment Company Act. No Borrower nor any Subsidiary thereof is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

8.15         Disclosure. No representation or warranty made by Borrowers in this Agreement, any of the other Loan Documents, or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading in any material respect. There is no fact known to any Borrower or which reasonably should be known to any Borrower which Borrowers have not disclosed to Agent in writing with respect to this Agreement or the other Loan Documents which would have or could reasonably be expected to have a Material Adverse Effect.

8.16         Subsidiaries and Affiliates. Except as set forth on Schedule 8.16 attached hereto, no Borrower has any corporate parent, Subsidiaries or other Affiliates. No Borrower is engaged in any joint venture or partnership with any other Person in which such Borrower owns any Equity Interest in any such joint venture or partnership. Schedule 8.16 attached hereto sets forth a complete and accurate listing and organizational structure of Borrowers and all of their Subsidiaries as of the Closing Date.

8.17         Employee Matters. There are no controversies pending or, to Borrower’s knowledge, threatened between any Borrower or any of its Subsidiaries and any of its respective employees, agents or independent contractors other than controversies arising in the ordinary course of business and which would not, in the aggregate, have or could reasonably be expected to have a Material Adverse Effect and each Borrower is in compliance in all material respects with all federal and state laws respecting employment and employment terms, conditions and practices.

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8.18         Intellectual Property.

(a)          All (i) patents, pending patent applications, mark registrations, pending mark applications, copyright registrations, pending copyright applications, registered design rights, material trade names, assumed name registrations and domain-name registrations owned by any Borrower or any Subsidiary thereof which is licensed to any Borrower or any Subsidiary thereof, (ii) license agreements (except for form license agreements to commercially available computer programs) and any such patents and trademarks used under license by any Borrower or any of its Subsidiaries, and (iii) Intellectual Property Claims of any Person having any rights under clauses (i) or (ii) above are set forth on Schedule 8.18 attached hereto. All such registrations and applications set forth on Schedule 8.18 attached hereto have been duly registered or filed with all appropriate Governmental Authorities.

(b)          All Intellectual Property owned by Borrowers and their Subsidiaries and, to the knowledge of Borrowers, licensed to Borrowers and their Subsidiaries, is valid. There is no objection to or pending challenge to the validity of any Intellectual Property owned by Borrowers and their Subsidiaries, and to the knowledge of Borrowers licensed to Borrowers and their Subsidiaries, and no Borrower is aware of any grounds for any challenge. Each item of Intellectual Property owned by Borrowers and their Subsidiaries and set forth on Schedule 8.18 attached hereto consists of original material or property developed by such Borrower’s employees in the scope of their employment or was lawfully acquired by such Borrowers from the proper and lawful owner thereof.

(c)          To the knowledge of each Borrower, no Person is or has been infringing, misappropriating, or otherwise violating the Intellectual Property owned by any Borrower or owned by any of its Subsidiaries and licensed to such Borrowers or Subsidiaries.

(d)          Except as set forth on Schedule 8.18 attached hereto, to the knowledge of Borrowers, the operation of the business of Borrowers and their Subsidiaries does not infringe any material third-party intellectual-property rights. The Intellectual Property owned or used under license by Borrowers otherwise constitutes all of the intellectual property rights that are necessary for the operation of each of their respective businesses.

(e)          With respect to all software used by Borrowers (other than commercially available, off-the-shelf software), the applicable Borrower is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 8.18 attached hereto.

8.19         Tax Returns. Each Borrower’s federal tax identification number is set forth on Schedule 8.19 attached hereto. Except as set forth on Schedule 8.19 attached hereto, each Borrower and its Subsidiaries has filed all federal, and all material state and local tax returns and other reports it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable other than those being properly contested by diligent proceedings and in respect of which adequate reserves are maintained on its books and records and no Lien has been filed of record. The provision for taxes on the consolidated books of Borrowers is adequate for all years not closed by applicable statutes, and no Borrower has any knowledge of any material deficiency or additional assessment raised in writing in connection therewith not provided for on its books.

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8.20         Environmental Matters. No Borrower or any of its Subsidiaries has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of each such Person comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other Person, nor is any pending, or to the best of Borrowers’ knowledge, threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or any of its Subsidiaries or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any Borrower or any of its Subsidiaries or any of their respective businesses, operations or assets or any properties at which any such Person has transported, stored or disposed of any Hazardous Materials, except for such as would not have or could not reasonably be expected to have a Material Adverse Effect. No Borrower or any of its Subsidiaries has any material liability (contingent or otherwise) in connection with a release; spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

8.21         ERISA Matters. No Borrower or any member of the Controlled Group maintains or contributes to any Pension Benefit Plan or Multiemployer Plan other than those listed on Schedule 8.21 attached hereto.

(i)          No Pension Benefit Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Pension Benefit Plan;

(ii)         each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code;

(iii)        neither any Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no material premium payments which have become due which are unpaid;

(iv)        no Pension Benefit Plan has been terminated by the plan administrator or sponsor thereof or by the PBGC, and there is no occurrence which would or could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan;

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(v)         at this time, the current value of the assets of each Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Pension Benefit Plan and neither Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities;

(vi)        neither any Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan;

(vii)       neither any Borrower nor any number of the Controlled Group has incurred any material liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability;

(viii)      neither any Borrower nor any number of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Pension Benefit Plan which is subject to ERISA;

(ix)         Each Borrower and each member of the Controlled Group has made all required contributions due and payable with respect to each Pension Benefit Plan or Multiemployer Plan;

(x)          there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period has not been waived;

(xi)         neither any Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of Borrowers and any member of the Controlled Group;

(xii)        neither any Borrower nor any of its Subsidiaries maintains or contributes to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code;

(xiii)       neither any Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 that has not been satisfied in full and there exists no fact which would reasonably be expected to result in any such liability; and

(xiv)      no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan to any extent that would or could reasonably be expected to result in any material liability to any Borrower or any other member of the Controlled Group.

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8.22         Material Adverse Effect. Except as set forth on Schedule 8.22 attached hereto, since May 31, 2012, there has been no development, event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect.

8.23         Insurance. Set forth on Schedule 8.23 attached hereto is a complete and accurate summary of the property and casualty insurance program of Borrowers as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Borrower). Each Borrower and its respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrowers operate.

8.24         Real Property. Set forth on Schedule 8.24 attached hereto is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Borrower as well as the addresses of any third party owned locations at which Collateral is located from time to time, together with, in the case of leased, mortgaged or third party owned property, the name and mailing address of the lessor, mortgagee or third party owner of such property.

8.25         Anti-Terrorism Laws.

(a)          General. No Borrower nor any of its Subsidiaries is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)          Executive Order No. 13224. No Borrower, any of its Subsidiaries or any of their respective agents acting or benefiting in any capacity in connection with the Revolving Loans, Term Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)          a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)         a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)        a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

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(iv)        a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)         a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi)        a Person or entity who is affiliated or associated with a Person or entity listed above.

No Borrower, or to the knowledge of any Borrower, any of its Subsidiaries or agents acting in any capacity in connection with the advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

8.26         No Brokers. Except as set forth on Schedule 8.26 attached hereto, no broker or finder brought about the obtaining, making or closing of the Revolving Loans, Term Loans or transactions contemplated by the Loan Documents, and no Borrower or Affiliate has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith. Borrowers represent that any broker listed on Schedule 8.26 is their broker in connection with this transaction and agrees to pay the fees of such broker. Agent and Lenders shall have no obligation for, and Borrowers shall indemnify and hold Agent and Lenders harmless from, the payment of any brokerage commissions or fees of any kind and any legal fees and/or expenses incurred by Agent and Lenders in connection with any claims for brokerage fees claimed through or under any Borrower with respect to this transaction, the Revolving Loans or Term Loans.

8.27         Material Contracts. Borrowers have made available to Agent or its counsel accurate and complete copies (or summaries) of all of the Material Contracts to which Borrowers’ are subject, each of which is listed on Schedule 8.27 attached hereto. Except as set forth on Schedule 8.27, no Borrower is in default under any Material Contract to which it is a party or by which it is bound, nor does any such Borrower know of any dispute regarding any Material Contract.

8.28         Rate Plans. Each Eligible Transfer Right Subscriber subscribes to a rate plan that is compatible to a rate plan offered by AT&T. Borrowers shall only offer rate plans to Eligible Transfer Right Subscribers that are compatible with plans offered by AT&T.

8.29         Survival of Representations and Warranties. All representations and warranties of Borrowers contained in this Agreement and the Loan Documents shall be true at the time of execution of this Agreement and the Loan Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto, the closing of the transactions described therein or related thereto and the termination of the Agreement.

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SECTION 9          AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and this Agreement and thereafter until all Obligations hereunder and under the other Loan Documents (other than unasserted contingent indemnification Obligations) are paid in full in cash, each Borrower agrees that, unless at any time the Required Lenders (or, as and to the extent required hereunder, all Lenders, as applicable) shall otherwise expressly consent in writing, it will:

9.1           Maintenance of Records. Each Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of such Borrower’s business activities, in accordance with sound accounting practices and GAAP consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Schedule 8.24 attached hereto.

9.2           Notices. Each Borrower shall:

(a)          Locations. Subject to Section 10.10(a) hereof, promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Agent of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of in the location of such Borrower’s books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account, or upon Borrowers’ obtaining knowledge of the transfer of ownership by an existing landlord of any location leased by Borrowers.

(b)          Eligible Accounts. Promptly upon becoming aware thereof (but in no event any later than one (1) Business Day after becoming aware thereof), notify Agent (i) if any Account identified by a Borrower to Agent as an Eligible Account becomes ineligible for any reason, or (ii) of any return or rejection of goods or services by any customer of any Borrower in excess of $50,000.

(c)          Litigation and Proceedings. Promptly upon becoming aware thereof (but in no event later than one (1) Business Day after becoming aware thereof), notify Agent of any actions or proceedings which are pending or threatened against any Borrower which could reasonably be expected to result in liability in excess of $50,000, individually or in aggregate, and of any Commercial Tort Claims of any Borrower in excess of $50,000 which may arise.

(d)          Names and Trade Names. Notify Agent within ten (10) days of the change of any Borrower’s name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Agent in writing.

(e)          ERISA Matters. Promptly (but in no event later than one (1) Business Day after becoming aware thereof) notify Agent of (x) the occurrence of any “reportable event” (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) of any Pension Benefit Plan or Multiemployer Plan covering any officers or employees of any Borrower or other member of the Controlled Group, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Pension Benefit Plan or Multiemployer Plan or appointment of a trustee therefore or (z) its intention to terminate or withdraw from any Pension Benefit Plan or Multiemployer Plan.

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(f)          Environmental Matters. Promptly (but in no event later than one (1) Business Day after becoming aware thereof) notify Agent upon becoming aware of any investigation, proceeding, written complaint, order, directive, claim, citation or notice with respect to any material non-compliance with or material violation of the requirements of any Environmental Law by any Borrower or any of its Subsidiaries or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects such Person or its business operations or assets or any properties at which such Person has transported, stored or disposed of any Hazardous Materials.

(g)          Default; Material Adverse Effect. Promptly (but no later than one (1) Business Day after becoming aware thereof and in any event prior to requesting a borrowing hereunder) advise Agent of the occurrence of any Material Adverse Effect, Default or Event of Default.

(h)          Texas Tax Settlement Agreement. Promptly upon becoming aware thereof (but in no event any later than one (1) Business Day after becoming aware thereof), notify Agent if any payment due and owing under the Texas Tax Settlement Agreement has not been paid on a timely basis or in accordance with the terms thereof.

(i)          Legal Status. Promptly notify Agent (but in no event less than ten (10) days prior to the occurrence thereof) of any change in the organizational identification number of any Borrower or in the type of organization, jurisdiction of organization or other legal structure of any such Borrower.

9.3           Compliance with Laws and Maintenance of Permits. Each Borrower shall maintain all material governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, and each Borrower shall remain in compliance in all material respects with all applicable Federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety).

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9.4           Inspection and Audits. Each Borrower shall permit Agent, or any Persons designated by it, to call at such Borrower’s places of business at any reasonable times and during normal business hours so long as Agent has provided such Borrower with prior written notice (provided that no such notice shall be required if an Event of Default has occurred and continues to then exist), and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrowers’ books, records, journals, orders, receipts and any correspondence and other data relating to such Borrower’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning such Borrower’s business as Agent may consider reasonable under the circumstances. Each Borrower shall furnish to Agent such information relevant to Agent’s rights under this Agreement and the other Loan Documents as Agent shall at any time and from time to time request. Agent, through its officers, employees or agents shall have the right, at any time and from time to time, in Agent’s name, to verify the validity, amount or any other matter relating to any of Borrower’s Accounts, by mail, telephone, telecopy, electronic mail or otherwise. Each Borrower authorizes Agent and Lenders to discuss the affairs, finances and business of such Borrower with the Senior Management Officers, and to discuss the financial condition of such Borrower with such Borrower’s independent public accountants, in each case upon reasonable notice as Agent may reasonably request. Any such discussions shall be without liability to Agent, any Lender or to Borrower’s independent public accountants. Subject to the limitations set forth in Section 4.2.8 hereof, Borrowers agree to pay to Agent all customary fees and all reasonable costs and out-of-pocket expenses incurred by Agent in the exercise of its rights hereunder, and all of such fees, reasonable costs and expenses shall constitute Obligations hereunder and shall be payable not later than five (5) days after Agent’s demand therefor.

9.5           Insurance. Each Borrower shall:

(a)          Keep the Collateral properly housed and insured for the full insurable value thereof against loss, damage by fire, theft and such other risks as are customarily insured against by Persons engaged in businesses similar to that of such Borrower with such companies, in such amounts, with such deductibles, and under policies in such form, which are satisfactory to Agent. Copies of such policies of insurance for Borrowers have been delivered to Agent, together with evidence of payment of all premiums therefor, each such policy shall contain an endorsement, in form and substance reasonably acceptable to Agent, showing loss under such insurance payable to Agent, for the benefit of Agent and Lenders. Borrowers shall use commercially reasonable efforts to cause such endorsement, or an independent instrument furnished to Agent, to provide that the insurance company shall give Agent at least thirty (30) days written notice before any such policy of insurance is altered or canceled ten (10) days in the case of cancelation for non-payment) and with such other terms as Agent shall reasonably require. In addition, Borrowers shall cause to be executed and delivered to Agent an assignment of proceeds of its business interruption insurance policies. Borrowers hereby direct all insurers under all policies of insurance maintained by Borrowers to pay all proceeds payable thereunder in respect of any of the Collateral to Agent, for the benefit of Agent and Lenders, as its interest may appear. Borrowers irrevocably make, constitute and appoint Agent (and all officers, employees or agents designated by Agent) as the true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of any Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance; provided, that if no Default or Event of Default then exists, Borrowers may make, settle and adjust any claim involving less than $50,000.

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(b)          Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrowers with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Agent and copies of such policies have been delivered to Agent, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Agent as additional insured thereunder with such terms and conditions as Agent shall reasonably deem as necessary and Borrowers shall cause such endorsement to provide that the insurance company shall give Agent at least thirty (30) days written notice before any such policy shall be altered or canceled (ten (10) days in the case of cancelation for non-payment of premiums). If, following fifteen (15) days notice from Agent to Borrowers to do so, Borrowers at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Agent, without waiving or releasing any obligation or default by Borrowers hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Agent deems advisable. Such insurance, if obtained by Agent, may, but need not, protect Borrowers’ interests or pay any claim made by or against Borrowers with respect to the Collateral. Such insurance may be more expensive than the cost of insurance Borrowers may be able to obtain on its own and may be cancelled only upon Borrowers providing evidence that it has obtained the insurance as required above. All sums disbursed by Agent in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute Revolving Loans hereunder, shall be payable on demand by Agent.

9.6         Collateral. Each Borrower shall keep the Collateral in good condition, repair and order (ordinary wear and tear excepted). Each Borrower shall permit Agent and Lenders to examine any of the Collateral at any time and wherever the Collateral may be located in accordance with the terms and conditions set forth in this Agreement.

9.7         Use of Proceeds.

9.7.1           All Revolving Loans made by Lenders pursuant to this Agreement shall be used only for (i) repaying existing secured Indebtedness owing to Thermo Credit, LLC in an amount not to exceed $3,022,000.00 and (ii) the general corporate purposes of Borrowers, including payment of fees and expenses associated with the transactions contemplated herein. All such expenditures shall be made in accordance with the Business Plan.

9.7.2           All Term Loans made by Lenders pursuant to this Agreement shall be used solely for financing Merchant Opportunities approved by the Agent.

9.8         Taxes. Except as set forth on Schedule 9.8 attached hereto, each Borrower shall, and shall cause its Subsidiaries to, file all required tax returns and pay all of its taxes (including any stamp duty) when due subject to any extensions granted by the applicable taxing authority, including, without limitation, taxes imposed by federal, state or municipal agencies (or any other foreign governmental agency), and shall cause any Liens for taxes to be promptly released (except for any Lien related to the Texas Tax Liability constituting a Permitted Lien hereunder); provided, that such Person shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on such Person’s financial statements; (ii) the contesting of any such payment does not give rise to a Lien for taxes which is filed of record; (iii) such Person implements and maintains adequate reserves on its books and records in accordance with GAAP; and (iv) such Person prosecutes such contest with reasonable diligence. If a Borrower or any Subsidiary fails to pay any such taxes and in the absence of any such contest by such Person, Agent may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any Lien therefore, and any sums so advanced by Agent shall constitute Revolving Loans hereunder, shall be payable by Borrowers to Agent not later than five (5) days after Agent’s demand therefor.

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9.9           Intellectual Property. Each Borrower shall, and shall cause its Subsidiaries to, maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it.

9.10         Other Information. Promptly from time to time, Borrowers shall provide such other information concerning Borrowers or their Subsidiaries as Agent or any Lender may reasonably request.

SECTION 10          NEGATIVE COVENANTS.

Until the expiration or termination of the Commitments and this Agreement and thereafter until all Obligations hereunder and under the other Loan Documents (other than unasserted contingent indemnification Obligations) are paid in full in cash in accordance with the terms hereof, each Borrower agrees that, unless at any time the Required Lenders (or, as and to the extent required hereunder, all Lenders, as applicable) shall otherwise expressly consent in writing, it will:

10.1         Guaranties. No Borrower shall assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except (i) by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) for guarantees of the Obligations, and (iii) guarantees by any such Person of Indebtedness of a Borrower otherwise permitted under Section 10.2 hereof.

10.2         Indebtedness. No Borrower shall create, incur, assume or become obligated (directly or indirectly), for any loans or other Indebtedness other than the following (“Permitted Indebtedness”):

(a)          Indebtedness existing as of the Closing Date and listed on Schedule 10.2 attached hereto;

(b)          Indebtedness incurred by PCI to East West Bank in the aggregate principal amount of $2,077,393.02 and to Jardine Capital in the aggregate principal amount of $542,461.82, which Indebtedness is secured solely by mortgage liens on the Fort Worth Property;

(c)          Indebtedness incurred in connection with the Fort Worth Refinancing;

(d)          purchase money Indebtedness or Capitalized Lease Obligations permitted pursuant to clause (iv) of the definition of Permitted Liens;

(e)          Indebtedness in respect of the Thermo Note in the amount in effect on the Closing Date (together with capitalized interest thereon);

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(f)          Indebtedness in respect of the Texas Tax Liability provided that any payment plan relative thereto complies with the provisions of Section 9.8.2 hereof;

(g)          unsecured Indebtedness to trade creditors in the ordinary course of business which is not more than sixty (60) days past due;

(h)          unsecured contingent obligations arising by endorsement of instruments for deposit or collection in the ordinary course of business;

(i)          unsecured intercompany Indebtedness among Borrowers otherwise permitted hereunder;

(j)          unsecured Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, so long as such Indebtedness is incurred in the ordinary course of business;

(k)          unsecured Indebtedness under permitted pursuant to Section 10.1 hereof;

(l)          refinancings of amounts set forth in clauses (a), (b) or (d) above so long as the principal amount thereof is not increased, the weighted average life to mature is not shortened, if secured, no additional collateral therefor shall be granted and, if the Indebtedness being refinanced is subordinated to the Obligations, the replacement Indebtedness shall be subordinated on the same terms as such Indebtedness being so refinanced.

10.3         Liens. No Borrower shall grant or permit to exist (voluntarily or involuntarily) any Lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

10.4         Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business. No Borrower shall:

(a)          enter into any merger or consolidation, provided that a Borrower may merge with another Borrower;

(b)          except with the prior written consent of Agent (which consent shall not be unreasonably be withheld so long as all actions required to have been taken to continue Agent’s first-priority perfected security interest in or Lien on any effected Collateral), change the jurisdiction of such Person’s organization or enter into any transaction which has the effect of changing such Person’s jurisdiction of organization;

(c)          sell, lease or otherwise dispose of any of its assets other than:

(i)          sales of Inventory in the ordinary course of business;

(ii)         sale, trade-in or transfer of obsolete, unnecessary and worn-out equipment in the ordinary course of business;

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(iii)        subject to Section 2.3.2(a) hereof, sales or trade-ins of equipment having a fair market value of not greater than $50,000 in the aggregate in any fiscal year, the Net Cash Proceeds, of which are to be reinvested by Borrowers in similar assets for use in the business;

(iv)        (iii)        subject to Section 2.3.2(a) hereof, sale of the 223 Patent;

(v)         non-exclusive licenses of Intellectual Property of Borrowers in the ordinary course of business and consistent with past practice;

(vi)        the sale, exchange or other disposition, in the ordinary course of business, of cash equivalents for cash or cash equivalents constituting Permitted Investments; and

(vii)       so long as no Default or Event of Default is then continuing, or would result therefrom, the disposition, transfer or abandonment of non-material Intellectual Property determined to be reasonable in Borrowers’ commercially reasonable business judgment.

(d)          make any acquisition or enter into any joint ventures; or

(e)          enter into any other transaction outside the ordinary course of business which results in payment by or the creation of an obligation payable by Borrowers that would exceed $50,000 following the Closing Date in the fiscal year ended May 31, 2013, and in any fiscal year thereafter.

10.5         Restricted Payments. No Borrower shall make any Restricted Payment, other than:

(a)          any Subsidiary may declare and pay dividends (in cash, equity or property) or make other distributions in respect of its Equity Interests to a Borrower or any other wholly-owned direct or indirect Subsidiary of a Borrower;

(b)          so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Borrower may pay current (not incurred more than 90 days prior to the repayment date and not existing on or prior to the Closing Date) intercompany Indebtedness owed to any Borrower which was permitted to be incurred pursuant to the terms hereof;

(c)          to Thermo Credit, LLC, the proceeds of the sale of the Tyler Property in an amount not to exceed $300,000; and

(d)          upon the consummation of the Fort Worth Refinancing pursuant to terms and conditions of Section 2.3.2(c)(i) hereof, payments on the Thermo Note in an amount not to exceed the lesser of (i) the net proceeds arising therefrom, and (ii) $700,000.

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(e)          provided that (i) no Default or Event of Default has occurred and is continuing or would arise as a result of such payment, and (ii) Borrowers have achieved EBITDA of no less than the amounts set forth on Schedule 10.5 attached hereto as of the end of the most recent test period, regularly scheduled payments of interest and principal on account of the Thermo Note, subject in all respects to the Thermo Intercreditor Agreement.

10.6         Investments; Loans. No Borrower shall purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or Equity Interests of any Person; nor shall any Borrower lend or otherwise advance funds to any Person, except:

(a)          obligations issued or guaranteed by the United States of America or any agency thereof;

(b)          commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 and P-1 (or the equivalent rating) by a nationally recognized investment rating agency;

(c)          certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days of a commercial bank if (i) such bank has a combined capital and surplus of at least $1,000,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency;

(d)          U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof (the items set forth in clauses (a)-(d) above being the “Permitted Investments”);

(e)          loans to employees of Borrowers in the ordinary course of business not to exceed the aggregate amount of $100,000 for all employees of Borrowers at any time outstanding and those described in Schedule 10.6 attached hereto;

(f)          in the case of any Borrower, loans by a Borrower to any other Borrower; loans by any Subsidiary of any Borrower to any Borrower; provided that any intercompany loan owing by any such Borrower shall be evidenced by an intercompany promissory note and shall be subordinated to the Obligations on terms reasonably acceptable to Agent;

(g)          investments in existence on the Closing Date and described in Schedule 10.6 attached hereto;

(h)          investments consisting of endorsements for collection or deposit in the ordinary course of business and with respect to negotiable instruments for collection;

(i)          investments received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers, arising in the ordinary course of business;

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(j)          the extension of commercial and consumer trade credit in the ordinary course of business.

Notwithstanding the foregoing, with regard to any loan owing to, or investment owned or held by, any Borrower, such loans shall be evidenced by notes to be endorsed and delivered to Agent and such investments shall be delivered to Agent (with any necessary endorsements) to be held as additional Collateral for the Obligations.

10.7         Fundamental Changes, Line of Business. No Borrower shall change its Fiscal Year, enter into a new line of business materially different from such Borrower’s current business, or amend or modify in any material respect any of its organizational documents.

10.8         Equipment. No Borrower shall permit any Equipment to become a Fixture to real property unless such real property is owned by such Borrower, or if such real property is leased, is subject to a landlord’s agreement in favor of Agent on terms reasonably acceptable to Agent, or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Agent.

10.9         Affiliate Transactions. Except as set forth on Schedule 10.9 attached hereto or as otherwise expressly permitted herein, no Borrower shall conduct, permit or suffer to be conducted, transactions with Affiliates other than (i) transactions in the ordinary course of business pursuant to terms that are no less favorable to such Borrower than the terms upon which such transactions would have been made had they been made to or with another Person that is not an Affiliate, or (ii) transactions by and among Borrowers.

10.10       Collateral Locations; Maintenance of Collateral.

(a)          No Borrower shall transfer or remove any Collateral existing as of the Closing Date to any country outside the United States of America or, in the case of Inventory, to a location outside of the United States. No Borrower shall move any Collateral to any location permitted above unless (a) it provides Agent thirty (30) days prior written notice and if requested by Agent, delivers to Agent a duly executed Collateral Access Agreement, landlord’s waiver or warehouseman’s agreement, as applicable, in form and substance satisfactory to Agent, and (b) all actions shall have been taken to maintain and continue Agent’s first priority perfected security interest therein.

(b)          No Borrower shall use the Collateral, or any part thereof, in any unlawful business or for any unlawful purpose or use or maintain any of the Collateral in any manner that does or could result in material damage to the environment or a material violation of any applicable Environmental Laws. Each Borrower shall keep its plant, property and equipment, including the Collateral, in good condition, repair and order (ordinary wear and tear excepted); provided, that no such Person shall be required to maintain obsolete or useless equipment. No Borrower shall, except as expressly permitted by this Agreement, settle or adjust any Account identified by such Borrower as an Eligible Account (except for ordinary course discounts, credits or allowances), in any case, without the consent of Agent; provided, that following the occurrence and continuance of an Event of Default, no Borrower shall settle or adjust any Account without the consent of Agent. No Borrower shall abandon any of the Collateral, or remove or permit removal of any of the Collateral from any of the locations listed on Schedule 8.2 attached hereto (or such other locations as such Borrower shall have notified Agent in writing pursuant to Section 9.2 hereof).

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10.11       Restrictive Agreements. No Borrower shall directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower to create, incur or permit to exist any Lien in favor of Agent upon any of its property or assets or (b) the ability of any Subsidiary of a Borrower to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to such Borrowers, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by (A) Applicable Law or (B) any Loan Document, (ii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

10.12       Minimum Eligible Transfer Right Subscribers. Borrowers shall not permit the number of Eligible Transfer Rights Subscribers to be less than the amounts set forth on Schedule 10.12 attached hereto.

10.13       AT&T Transfer Right. Without the prior written consent of the Agent, Borrowers shall not initiate the Transfer of any Subscribers (as such terms are defined in the AT&T Distribution Agreement) to AT&T pursuant to the AT&T Transfer Right, other than Transfers to AT&T that are initiated by the Subscriber in the ordinary course of business.

10.14       Rate Plan. Borrowers shall only offer rate plans to subscribers that are compatible with plans offered by AT&T.

10.15       AT&T Distribution Agreement and other Agreements with AT&T.

(a)          Without the prior written consent of the Agent, Borrowers shall not effect or permit any modification or amendment to the AT&T Distribution Agreement, or any document, instrument or agreement evidencing or governing the AT&T Transfer Right.

(b)          Borrowers shall not take any action that would result any increase in the amounts permitted to be offset by AT&T against transfer fees payable to PCI under the AT&T Distribution Agreement, except in the ordinary course of Borrowers’ business and consistent with Borrowers’ historical practices.

(c)          Without the prior written consent of the Agent, Borrowers shall not enter into any new agreement with AT&T or effect or permit any material modification or amendment to the any other agreement with AT&T.

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SECTION 11      FINANCIAL COVENANTS

Borrowers shall comply with each of the financial covenants set forth below:

11.1         Fixed Charge Coverage Ratio. Borrowers shall not permit the Fixed Charge Coverage Ratio to be less than (i) 1.1 to 1.0 for the fiscal quarter ended February 28, 2013, (ii) 1.1 to 1.0 for the fiscal quarter ended May 31, 2013, (iii) 1.2 to 1.0 for the fiscal quarter ended August 31, 2013, and (iv) 1.25 to 1.0 for the fiscal quarter ended November 30, 2013 and as of the end of any fiscal quarter thereafter. For purposes of computing the Fixed Charge Coverage Ratio for the fiscal quarter ended February 28, 2013, the net loss related to Borrowers’ sale of any and all iPhones to its cellular subscribers will be excluded from EBITDA.

11.2         Capital Expenditures. Borrowers shall not make or incur Capital Expenditures in excess of $100,000 in any Fiscal Year.

11.3         Minimum EBITDA. Borrowers shall achieve consolidated EBITDA and EBITDA from its cellular operating segment of no less than the applicable amounts set forth on Schedule 11.3 attached hereto for the measurement periods indicated.

11.4         Minimum Availability. Borrowers, at all times, shall maintain Availability of no less than $100,000.

SECTION 12      CONDITIONS PRECEDENT

The obligation of Agent and Lenders to consummate the transactions contemplated by this Agreement and fund the Revolving Loans and Term Loans is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:

12.1         Conditions to Initial Revolving Loan. The agreement of Lenders to make the initial Revolving Loan requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such initial Revolving Loan, of the following conditions precedent:

(a)          Due Diligence. Agent and Agent’s legal counsel shall have completed and be reasonably satisfied with results of, their review of all legal, financial and business due diligence relative to Borrowers, their assets and businesses.

(b)          Loan Documents. Agent shall have received fully-executed copies of each of the Loan Documents, in form and substance satisfactory to Agent;

(c)          Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement, by Applicable Law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected first priority security interest in or Lien upon the Collateral shall have been properly filed, registered or recorded, or delivered to the appropriate entity for proper filing registration or recordation, in each jurisdiction in which the filing, registration or recordation thereof is so required or requested; and Agent shall have received an acknowledgment copy, or other evidence reasonably satisfactory to it, of such filings, registrations or recordations and reasonably satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto as Agent has requested in its discretion to be delivered on or before the Closing Date;

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(d)          Legal Opinions. Agent shall have received the executed legal opinion of Bracewell & Giuliani LLP and such other local legal counsel to Borrowers as shall be reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent which shall cover such matters incident to the transactions contemplated by the Loan Documents as Agent may reasonably require;

(e)          No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Authority shall be continuing or threatened against any Borrower or against any of the officers or directors of Borrowers in connection with this Agreement or the Loan Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material; and (ii) no injunction, writ, restraining order or other order of any nature which purports to restrain the closing of the transactions contemplated hereby or which otherwise would have or could, in the reasonable opinion of Agent, reasonably be expected to have a Material Adverse Effect, shall have been issued by any Governmental Authority;

(f)          Business Plan. Agent shall have received and approved the Business Plan;

(g)          Financial Statements. Agent shall have received (i) the audited financial statements (including balance sheets and statements of income, retained earnings and cash flow) of Borrowers on a consolidated basis for the fiscal year ended May 31 2012 and (ii) unaudited interim consolidated financial statements (including balance sheets and statements of income, retained earnings and cash flow) of Borrowers for the fiscal quarter ended November 30, 2012, and (iii) unaudited interim consolidated financial statements (including balance sheets and statements of income and cash flow) of Borrowers for each fiscal month ended after the latest fiscal quarter referred to in clause (ii) above;

(h)          Fees and Expenses. Agent shall have received all fees payable to it and Lenders, and all reasonable costs, fees and expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated hereby payable to Agent and Lenders hereunder on or prior to the Closing Date hereunder, including pursuant to Section 4 hereof;

(i)          Insurance. Agent shall have received evidence in form and substance reasonably satisfactory to Agent, of Borrowers’ casualty insurance policies, together with lender’s loss payable endorsements naming Agent as lender’s loss payee, and evidence of Borrowers’ liability insurance policies, together with endorsements naming Agent as an additional insured;

(j)          Blocked Accounts. Agent shall have received duly executed agreements establishing the Lock Boxes and Lock Box Accounts with financial institutions reasonably acceptable to Agent for the collection or servicing of the Accounts and proceeds of the Collateral and shall have received fully-executed copies of Account Control Agreements with respect to Borrowers’ Lock Boxes and Lock Box Accounts and other depositary accounts as shall be requested by Agent;

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(k)          Consents. Agent shall have received any and all Consents reasonably necessary to permit the effectuation of the transactions contemplated by this Agreement and the other Loan Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem reasonably necessary;

(l)          No Adverse Material Effect. (i) Since November 30, 2012, there shall not have occurred any event, condition or state of facts which would have or could reasonably be expected to have a Material Adverse Effect except as set forth on Schedule 8.22 attached hereto, and (ii) no representations made or information supplied to Agent shall be inaccurate or misleading in any material respect;

(m)          Closing Certificate. Agent shall have received a closing certificate signed by a Senior Management Officer of Borrowers dated as of the Closing Date, stating that (i) all representations and warranties set forth in this Agreement and the Loan Documents are true and correct on and as of such date, and (ii) on such date no Default or Event of Default has occurred or is continuing;

(n)          Borrowing Base Certificate; Disbursement Notices. Agent shall have received a borrowing base certificate dated as of the Closing Date certifying that as of the close of business as of the Business Day immediately preceding the Closing Date, the Borrowing Base and the calculations thereof, together with an executed Notice of Revolving Credit Borrowing and an executed disbursement direction letter directing the disbursement of the proceeds of borrowing as of the Closing Date;

(o)          Corporate Structure and Related Agreements. Agent shall have received all information relating to the corporate structure of Borrowers and their Affiliates as Agent shall reasonably request, and all organizational documents of Borrowers shall be in form and substance reasonably satisfactory to Agent;

(p)          Minimum Availability. Borrowers shall demonstrate Availability (without giving effect to the Payroll Reserve in calculating the Borrowing Base) of at least $100,000 as of the date of the initial Revolving Loan and after giving effect to payment of (i) all amounts required to be paid on the Closing Date, including, without limitation, all closing costs, and (ii) all trade payables more than ninety (90) days past due and all book overdrafts;

(q)          Issuance of Shares of Teletouch. DCP Teletouch Lender, LLC (in its individual capacity) and Teletouch shall have entered into a subscription agreement in form and substance satisfactory to DCP Teletouch Lender, LLC, and Teletouch shall have issued to DCP Teletouch, LLC (in its individual capacity), shares of Teletouch as required thereunder;

(r)          AT&T Distribution Agreement. AT&T and PCI shall have executed and delivered the Fourth Amendment to the AT&T Distribution Agreement in form and substance satisfactory to the Agent; and

(s)          Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated hereby as Agent shall reasonably request.

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12.2         Conditions to Each Revolving Loan and Term Loan. The agreement of Lenders to make any Revolving Loan or Term Loan requested to be made as set forth herein (including the initial Revolving Loan), is subject to the satisfaction of the following conditions precedent as of the date such advance is made:

(a)          Representations and Warranties. Each of the representations and warranties made by Borrowers pursuant to this Agreement and the other Loan Documents to which it any Borrower is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement and the other Loan Documents shall, in each case, be true and correct in all material respects (or, if such representation or warranty is qualified by materiality or Material Adverse Effect, in all respects) on and as of such date as if made on and as of such date, other than such representations and warranties relating to a specific earlier date and in such case such representations and warranties shall be true in all material respects (or, if such representation or warranty is qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date;

(b)          No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Revolving Loan requested to be made, on such date;

(c)          Maximum Revolving Loan Limit. In the case of any Revolving Loan requested to be made, after giving effect thereto, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Limit; and

(d)          No Material Adverse Effect. There shall not have occurred any event, condition or event, condition or state of facts which would have or could reasonably be expected to have a Material Adverse Effect.

Each request for a Revolving Loan or Term Loan by Borrowers hereunder shall constitute a representation and warranty by Borrowers as of the date of such Revolving Loan or Term Loan that the conditions contained in this subsection shall have been satisfied.

SECTION 13      EVENTS OF DEFAULT.

13.1         Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)          Nonpayment. Failure by any Borrower to (i) pay any principal in respect of the Obligations within 48 hours after the same becomes due, or (ii) pay within three (3) days after the same becomes due, any interest on the Obligations or any fee or expenses or other amounts due hereunder;

(b)          Breach of Representation. Any representation or warranty made or deemed made by a Borrower under this Agreement, any other Loan Document or in any certificate or document executed by such Borrower in favor of Agent or any Lender or in any financial statement delivered to or certified by Borrowers in favor of Agent shall prove to have been misleading in any material respect on the date when made or deemed to have been made; provided, however, notwithstanding the foregoing if such misrepresentation could not reasonably be expected to cause a Material Adverse Effect then Borrowers shall have ten (10) days to cure such misleading representation or warranty;

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(c)          Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment (in each case, other than a Permitted Lien) against (x) any material portion of any Borrower’s Accounts, or (y) against a material portion of any Borrower’s other property which is not stayed or lifted within thirty (30) days;

(d)          Noncompliance.

(i)          failure or neglect of Borrowers to perform, keep or observe any term, provision, condition, covenant set forth in Section 6.1, Section 7.1, Section 9.2(g), Section 9.4, Section 9.5, Section 10 (excluding Sections 10.3 and 10.8), and Section 11 hereof;

(ii)         failure or neglect of Borrowers to perform, keep or observe any term, provision, condition, covenant set forth in Section 7 (other than Section 7.1), Section 10.3, and Section 10.8 hereof which is not cured within ten (10) days after the same arises; provided, however, notwithstanding the foregoing, if such failure or neglect could reasonably be expected to cause a Material Adverse Effect then such ten (10) day cure period shall not apply and such failure or neglect shall constitute an immediate Event of Default; or

(iii)        failure or neglect of Borrowers to perform, keep or observe any term, provision, condition or covenant hereof or of any other Loan Document which is not cured within ten (10) days from the date upon which Agent or any Lender gives notice of, or any officer of any Borrower learned or should have learned of, occurrence of such failure or neglect;

(e)          Judgments. Any judgment, judgments, fines, penalties or assessments are rendered against Borrowers for an aggregate amount in excess of $100,000 (which is not covered by insurance or with respect to which the insurance company has denied or asserted a lack of coverage) which remains unstayed or unpaid in excess of 30 days;

(f)          Bankruptcy. Any Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within forty-five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, (vii) take any action for the purpose of effecting any of the foregoing, or (viii) any Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

(g)          Lien Priority. Any Liens relating to a material portion of Collateral created or purported to have been created hereunder or under any of the Loan Documents shall for any reason cease to be or are not valid and perfected first priority Lien (subject only to Permitted Liens);

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(h)          Cross Default. (i) Any Borrower shall (x) fail to make any payment on account of any Indebtedness of such Borrower (excluding the Obligations, the Texas Tax Liability and any Indebtedness secured by the Tyler Property or the Fort Worth Property) in the aggregate in excess of $250,000 (a “Material Obligation” and collectively, “Material Obligations”) when due and owing (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any grace period provided with respect thereto, or the effect of such failure is to cause, or permit the holder or holders thereof to cause, such Material Obligation to become redeemable, liquidated, due or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or be secured by cash collateral, or (y) otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to such Material Obligation, or any other event shall occur or condition shall exist (including any change of control), in each case after the expiration of any relevant grace periods, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, such Material Obligation to become redeemable, liquidated, due or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or be secured by cash collateral; or (ii) the holder of any Indebtedness in respect of the Texas Tax Liability or the Fort Worth Property shall accelerate the maturity of such Indebtedness or exercise any rights or remedies to collect such Indebtedness or foreclose or realize upon any collateral therefor;

(i)          Invalidity. Any material provision of this Agreement or any Loan Document shall, for any reason, cease to be valid and binding on any Borrower or any Borrower shall so claim in writing to Agent or any Lender;

(j)          Pension Plans. Any Borrower shall (i) engage in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (ii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of a Borrower or any member of the Controlled Group or the imposition of a lien on the property of a Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 8.21 attached hereto, (v) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vi) suffer any Termination Event or fail promptly to notify Agent of the occurrence of any Termination Event, (vii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (viii) fail to meet, or permit any member of the Controlled Group to fail to meet, any minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, (ix) receive an unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(A) of the Code, (x) fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment, and, as a result of such event or condition, together with all other such events or conditions, a Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to any Pension Benefit Plan, Multiemployer Plan or the PBGC which, in the permitted discretion of Agent, would have or could reasonably be expected to have a liability in excess of $100,000;

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(k)          Material Adverse Effect. The existence or occurrence of any event, development or condition which would constitute a Material Adverse Effect;

(l)          Change of Control. A Change of Control has occurred.

(m)          Default under the AT&T Agreements. The termination of or breach by Borrowers of the AT&T Settlement Agreement or the AT&T Distribution Agreement.

SECTION 14      REMEDIES UPON AN EVENT OF DEFAULT

14.1         Rights and Remedies.

(a)          Upon the occurrence of an Event of Default described in Section 13.1(f) hereof, all of the Obligations shall immediately and automatically become due and payable, without notice of any kind and all the Revolving Credit Commitments shall be terminated. Upon the occurrence and during the continuation of any other Event of Default, all Obligations may, at the option of Agent, or shall, at the direction of the Required Lenders, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable and at such time all of the Revolving Credit Commitments shall terminate.

Upon the occurrence and during the continuation of an Event of Default, Agent (or any Person acting for Agent) may, or shall, at the direction of Required Lenders, exercise from time to time any rights and remedies available to it under this Agreement, the other Loan Documents, the Uniform Commercial Code and any other applicable law. Without limiting the foregoing, at any time after an Event of Default has occurred and is continuing. Agent shall have the right to cause PCI to exercise the AT&T Transfer Right as to any and all applicable subscribers (and Borrowers hereby irrevocably appoint Agent as their attorney-in-fact for such purpose, which appointment is coupled with an interest and shall be irrevocable until all of the Obligations are satisfied and indefeasibly paid in full in cash and this Agreement is terminated). All of Agent’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of, limitation of the foregoing, Agent may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition, to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any Borrower’s premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Agent shall have the right to store the same at any Borrower’s premises without cost to Agent. At Agent’s request, each Borrower shall at its own expense assemble the Collateral and make it available to Agent at one or more places to be designated by Agent and reasonably convenient to Agent and Lenders. Each Borrower recognizes that if any Borrower fails to perform, observe or discharge any of its Obligations under this Agreement or the Other Loan Documents, a remedy at law may not provide adequate relief to Agent and Lenders, and agrees that Agent and Lenders shall be entitled to temporary and permanent injunctive relief in any such case if such remedy would not provide adequate relief. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Agent and Borrowers, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Borrowers are entitled to an accounting of the Obligations and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Agent may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Agent of any of the Collateral may be applied by Agent to the payment of expenses in connection with the Collateral, including, without limitation, reasonable legal expenses and reasonable attorneys’ fees, and any balance of such Proceeds may be applied by Agent toward the payment of such of the Obligations, and in such order of application, as Agent may from time to time elect.

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14.2         Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

14.3         Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

SECTION 15      JOINT AND SEVERAL LIABILITY; INDEMNIFICATION

15.1         Joint and Several Liability; Borrower Representative; Reinstitution of Obligations.

(a)          Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations. Each Borrower expressly understands, agrees and acknowledges that (i) Borrowers are all affiliated entities by common ownership, (ii) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Borrower has requested that Agent and Lenders extend such a common credit facility to Borrowers on the terms provided herein, (iv) Lenders will be lending against, and relying on a Lien upon, all or substantially all of the assets of Borrowers even though the proceeds of any particular Revolving Loan made hereunder may not be advanced directly to or on behalf of a particular Borrower, (v) each Borrower will benefit by the making of the Revolving Loans and the availability of a credit facility of a size greater than each could independently warrant, and (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and shall be binding upon each Borrower.

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(b)          Each Borrower hereby designates Teletouch as its representative and agent (the “Borrower Representative”) on its behalf for the purposes of issuing notices, giving instructions with respect to disbursement of proceeds of the Revolving Loans, effecting repayment of the Revolving Loans, and giving and receiving all other notices and consents under this Agreement or under any of the other Loan Documents and taking all other actions (including, without limitation, with respect to compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Teletouch hereby accepts such appointment. Agent and Lenders may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and shall give any notice or communication required or permitted to be given to any Borrower or Borrowers under the Loan Documents to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

(c)          Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Obligations of Borrowers and the liens and security interests granted by Borrowers to secure the Obligations, do not constitute a “Fraudulent Conveyance” (as defined below). Consequently, Agent, Lenders and Borrowers agree that if the Obligations of a Borrower, or any liens or security interests granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Obligations of such Borrower and the liens and security interests securing such Obligations shall be valid and enforceable only to the maximum extent that would not cause such Obligations or such lien or security interest to constitute a Fraudulent Conveyance, and the Obligations of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(d)          Each Borrower assumes responsibility for keeping itself informed of the financial condition of each other Borrower, and any and all endorsers of any instrument or document evidencing all or any part of the Obligations and of all other circumstances bearing upon the risk of nonpayment by Borrowers of their Obligations and each Borrower agrees that neither Agent nor any Lender shall have any duty to advise such Borrower of information known to Agent or any Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Agent or any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, neither Agent nor any Lender shall be under any obligation to update any such information or to provide any such information to any other Borrower or to such Borrower on any subsequent occasion.

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(e)          Agent and Lenders are hereby authorized, without notice or demand and without affecting the liability of any other Borrower hereunder or impairing the obligations of any other Borrower, to, at any time and from time to time, (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to any Borrower’s Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by a Borrower and delivered to Agent or any Lender; (ii) accept partial payments on any Borrower’s Obligations; (iii) take and hold security or collateral for the payment of any Borrower’s Obligations hereunder or for the payment of any guaranties of any Borrower’s Obligations or other liabilities of any Borrower and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; and (v) settle, release, compromise, collect or otherwise liquidate any Borrower’s Obligations and any security or collateral therefore in any manner. Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied in whole or in part, to any of a Borrower’s Obligations as Agent shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of other Borrowers.

(f)          Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (ii) the waiver or consent by Agent or any Lender with respect to any provision of any instrument evidencing any Borrower’s Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent or any Lender; (ii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for any Borrower’s Obligations; (iii) the institution of any proceeding under the Bankruptcy Code, the Insolvency Act of 1986 or any similar proceeding, by or against any Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code (or any similar provision of the Insolvency Act of 1986); (iv) any borrowing or grant of a security interest by any Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code (or under any similar provision of the Insolvency Act of 1986); (v) the disallowance, under Section 502 of the Bankruptcy Code (or under any similar provision of the Insolvency Act of 1986, of all or any portion of Agent’s or any Lender’s claim(s) for repayment of any of Borrower’s Obligations; or (vi) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(g)          No payment made by or for the account of a Borrower including, without limitation, (i) payment made by such Borrower on behalf of another Borrower’s Obligations or (ii) a payment made by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

(h)          No Borrower shall be entitled to be subrogated to any of the rights of Agent or any Lender against any other Borrower or any collateral security or guarantee or right of offset held by Agent or any Lender for the payment of the Obligations, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower in respect of payments made by such Borrower under this Agreement or any other Loan Documents, until the indefeasible payment in full in cash of all Obligations and the termination of this Agreement. If any amount shall be paid to any Borrower on account of such subrogation rights at any time when all of the Obligations shall not have been indefeasibly paid in full in cash, such amount shall be held by such Borrower in trust for Agent and Lenders, segregated from other funds of such Borrower, and shall, forthwith upon receipt by such Borrower, be turned over to Agent in the exact form received by such Borrower (duly indorsed by such Borrower to Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as Agent may determine.

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(i)          If the incurrence or payment of the Obligations by any Borrower or the transfer to Agent or any Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to Fraudulent Conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Agent or any Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Agent or any Lender, as applicable, is required or elects to repay or restore, and as to all reasonable costs and expenses of Agent and/or Lenders, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made, and if full and final satisfaction of this Agreement and the other Loan Documents had previously occurred, then the Loan Agreement and the Loan Documents (solely with respect to the obligations of Borrowers and the remedies of Agent and Lenders thereunder, but not with respect to any Commitments of Lenders or Agent thereunder) and all Liens granted hereunder and thereunder shall, in each case, be immediately reinstated until full and final payment of the Obligations, in cash, shall have been received by Agent.

15.2         Indemnification.

(a)          Each Borrower agrees to defend (with counsel satisfactory to Agent), protect, indemnify and hold harmless Agent, Lenders, each affiliate or subsidiary of Agent and Lenders, and each of their respective shareholders, members, officers, directors, managers, employees, advisors, representatives, attorneys and agents (each an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, asserted against, or awarded against, any Indemnified Party in any manner relating to or arising out of this Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Revolving Loans or the use or intended use of the proceeds of the Revolving Loans; provided, however, that no Borrower shall have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the gross negligence or willful misconduct of such Indemnified Party (as determined by a court of competent jurisdiction in a final non-appealable judgment). To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Revolving Loans hereunder from the date incurred by each Indemnified Party until paid by Borrowers, be added to the Obligations of Borrowers and be secured by the Collateral. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The provisions of this Section 15 shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

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(b)          No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Borrower, any of its affiliates or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s willful misconduct.

SECTION 16      AGENT

16.1         Appointment of Agent. Each Lender hereby designates DCP Teletouch Lender, LLC as Agent to act as herein specified. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Except as otherwise provided herein, Agent shall hold all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any of the other Loan Documents for the benefit of Lenders. Agent may perform any of its duties hereunder by or through agents or third parties and Borrowers agree to pay the reasonable fees, costs and expenses of such agents or third parties in connection with the performance of Agent’s duties hereunder. The provisions of this Section 16 are solely for the benefit of Agent and Lenders, and Borrowers shall not have any rights as a third party beneficiaries of any of the provisions of this Section 16. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower.

16.2         Nature of Duties of Agent. Agent shall have no duties, obligations orresponsibilities except those expressly set forth in this Agreement and the other Loan Documents. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or the other Loan Documents a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the other Loan Documents except as expressly set forth herein.

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16.3         Lack of Reliance on Agent.

(a)          Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (A) its own independent investigation of the financial or other condition and affairs of Agent, each Borrower and any other Lender in connection with the taking or not taking of any action in connection herewith and (B) its own appraisal of the creditworthiness of Agent, each Borrower and any other Lender, and, except as expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter.

(b)          Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement, any of the other Loan Documents or any notes or the financial or other condition of any Borrower. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Loan Documents, or the financial condition of any Borrower, or the existence or possible existence of any Event of Default.

16.4         Certain Rights of Agent. Agent shall have the right to request instructions from the Required Lenders or all Lenders by notice to each such Lender. If Agent shall request instructions from the Required Lenders or all Lenders, as applicable, with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders or all Lenders, as applicable, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders or all Lenders, as applicable. Any action taken by Agent or Required Lenders hereunder, or the failure of Agent or Required Lenders to take any action hereunder, shall be binding on each of Lenders.

16.5         Reliance by Agent. Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any of the other Loan Documents or any instrument, document or communication furnished pursuant hereto or thereto or in connection herewith or therewith. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, electronic mail or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. Agent may consult with legal counsel (including counsel for Borrowers with respect to matters concerning Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

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16.6         Indemnification of Agent. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent, in proportion to its Pro Rata Share, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any other Loan Document; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment). If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnities and cease to do, or not commence, the acts to be indemnified against, even if so directed by Required Lenders or all Lenders, as applicable, until such additional indemnification is provided. The obligations of Lenders under this Section 16 shall survive the payment in full of the Obligations and the termination of this Agreement.

16.7         Agent in its Individual Capacity. With respect to the Revolving Loans and other financial accommodations made by it pursuant hereto, DCP Teletouch Lender, LLC or any subsequent Agent shall have the same rights and powers hereunder as any other Lender or holder of a note or participation interest and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders,” “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include DCP Teletouch Lender, LLC or any subsequent Agent in its individual capacity. Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisor or other business with any Borrower, any Subsidiary or any Affiliate of any of the foregoing as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection with this Agreement and otherwise without having to account for the same to Lenders, to the extent such activities are not in contravention of the terms of this Agreement.

16.8         Holders of Notes. Agent may deem and treat the payee of any promissory note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any promissory note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such promissory note or of any promissory note or notes issued in exchange therefore.

16.9         Successor Agent.

(a)          Agent may, upon ten (10) Business Days’ notice to Lenders and Borrowers, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this Section 16) by giving written notice thereof to Lenders and Borrowers. Upon any such notice, the Required Lenders shall have the right, within five (5) days, to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and accepted such appointment, then, upon five (5) days’ notice, the retiring Agent may, on behalf of Lenders appoint a successor Agent. Notwithstanding any provision to the contrary, any successor Agent shall assume all of Agent's obligations to Borrowers under this Agreement.

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(b)          Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, obligations, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

16.10         Collateral Matters.

(a)          Each Lender authorizes and directs Agent to enter into the other Loan Documents for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders (or Agent at the direction of the Required Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or other Loan Documents which may be necessary to perfect and maintain as perfected and first priority (subject only to Permitted Liens) the security interest in and Liens upon the Collateral granted pursuant to this Agreement and the other Loan Documents.

(b)          Agent will not, without the verbal consent of all Lenders, which consent shall (a) be confirmed promptly thereafter in writing and (b) not be unreasonably withheld or delayed, execute any release of Agent’s security interest in substantially all of the Collateral except for releases relating to dispositions of Collateral (x) permitted by this Agreement and (y) in connection with the repayment in full of all of the Obligations by each Borrower and the termination of all obligations of Agent and Lenders under this Agreement and the other Loan Documents. Agent shall not be required to execute any such release on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty. In the event of any sale, transfer or foreclosure of any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(c)          Lenders hereby agree that the lien granted to Agent in any property sold or disposed of in accordance with the provisions of Section 5 hereof shall be automatically released; provided, however, that Agent’s lien shall attach to and continue for the benefit of Agent and Lenders in the proceeds and products of such property arising from any such sale or disposition.

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(d)          To the extent, pursuant to the provisions of this Section 16, Agent’s execution of a release is required to release its Lien upon any sale and transfer of Collateral which is permitted under this Agreement or consented to in writing by the Required Lenders or all Lenders, as applicable, and upon at least three (3) Business Days’ prior written request by Borrowers, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon the Collateral that was sold or transferred.

(e)          Agent shall have no obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by a Borrower or is cared for, protected or insured or that the liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 16 or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

(f)          In the event that any Lender receives any proceeds of any Collateral by setoff, exercise of any banker’s lien or otherwise, in an amount in excess of such Lender’s Pro Rata Share of such proceeds, such Lender shall purchase for cash (and other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off or otherwise received with each other Lender in accordance with their respective Pro Rata Shares. No Lender shall exercise any right of set off or banker’s lien without the prior written consent of Agent and in all cases such right of setoff shall be subject to this clause (f).

16.11         Actions with Respect to Defaults. In addition to Agent’s right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by the Required Lenders or all Lenders, as applicable pursuant to Section 14.1 hereof; provided, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interest of Lenders. No Lender shall have any right individually to enforce or seek to enforce this Agreement or any other Loan Document or to realize upon any Collateral, unless instructed to do so by Agent.

16.12         Delivery of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from any Borrower, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Documents except (i) as specifically provided in this Agreement or any Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instruments, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

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16.13         Demand. Agent shall make demand for repayment by Borrowers of all Obligations owing by Borrowers or upon the written request of the Required Lenders if an Event of Default has occurred and is continuing. Agent shall make such demand in such manner as it deems appropriate, in its sole discretion. Nothing contained herein shall limit the discretion of Agent to, subject to Section 2 hereof, make or not make Revolving Loans hereunder, to take reserves, to deem certain Accounts ineligible, or to exercise any other discretion granted to Agent in this Agreement.

SECTION 17      SUCCESSORS AND ASSIGNS; PARTICIPATIONS; NEW LENDERS

(a)          This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that a Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and the Required Lenders.

(b)          Each Lender may, with the consent of Agent but without the consent of any other Lender, assign to one or more Lenders or other financial institutions all or a portion of its rights and obligations under this Agreement and the other Loan Documents; provided, that (i) for each such assignment, the parties thereto shall execute and deliver to Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance in the form attached hereto as Exhibit 17(b) (“Assignment and Acceptance”), and a processing and recordation fee of $3,500 to be paid by the assignee, and (ii) any such assignment may be made without the consent of Borrowers. Upon such execution and delivery of the Assignment and Acceptance to Agent, from and after the date specified as the effective date in the Assignment and Acceptance (the “Acceptance Date”), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 15.2 hereof which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)          By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement and the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of their obligations under this Agreement, (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements referred to in Section 12 hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

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(d)          Agent shall, maintain at its address a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and the Commitments of, and principal amount of the Revolving Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)          Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit 17(b) attached hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrowers.

(f)          Within five (5) Business Days after its receipt of such notice, Borrowers shall execute and deliver to Agent in exchange for the surrendered Revolving Note or Revolving Notes, a new Revolving Note or Revolving Notes to the order of the assignee in amounts equal to such assignee’s commitments and outstanding Revolving Loans hereunder and, if the assigning Lender has retained a portion of the Revolving Loans, a new promissory note or notes to the order of the assigning Lender in an amount equal to the remaining commitments and outstanding Revolving Loans hereunder of such assigning Lender under the terms of this Agreement. Such new Revolving Note or Revolving Notes shall re-evidence the indebtedness outstanding under the old Revolving Note or Revolving Notes and shall be in the aggregate principal amount of such surrendered promissory note or notes, shall be dated of even date herewith and shall otherwise be in substantially the form of the Revolving Note or Revolving Notes subject to such assignment.

(g)          Each Lender may sell participations (without the consent of Agent, Borrowers or any other Lender) to one or more parties, in or to all (or a portion) of its rights and obligations under this Agreement; provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrowers, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement.

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(h)          Each Lender agrees that, without the prior written consent of Borrowers and Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Revolving Loan or other Obligations under the securities laws of the United States of America or of any jurisdiction.

(i)          In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding Borrowers.

SECTION 18      NOTICE.

All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed or delivered to such party at its address set forth below. Unless otherwise provided herein, any notice, if mailed and properly addressed with postage prepaid, shall be deemed given three (3) Business Days after being sent by registered or certified U.S. Mail; any notice, if transmitted by facsimile, shall be deemed given when transmitted; any notice, if hand delivered, shall be deemed given on the date of such delivery; any notice, if mailed by overnight courier, shall be deemed given on the date of such delivery.

if to any Borrower, to Borrower Representative at the address set forth below:

c/o Teletouch Communications, Inc.

5718 Airport Freeway,

Fort Worth, Texas 76117

Attention:

Facsimile:

With a copy to:

Bracewell & Guiliani LLP

1445 Ross Avenue, Suite 3800

Dallas, Texas 75202

Attention: Mr. Brock Bailey

Facsimile: 214-468-3888

if to Agent, at the address set forth below:

c/o Downtown Capital Partners, LLC

One Barker Ave., Suite 260

White Plains, NY 10601

Attention: Gary Katz

Facsimile: (914) 683-9614

With a copy to:

Greenberg Traurig, LLP

One International Place

Boston, MA 02110

Attn: Jeffrey M. Wolf, Esq.

Facsimile: 617-310-6001

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SECTION 19      CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

This Agreement and the other Loan Documents are submitted by Borrowers to Agent and each Lender for Agent’s and each such Lender’s acceptance or rejection at Agent’s principal place of business as an offer by Borrowers to borrow monies from Agent and Lenders now and from time to time hereafter, and shall not be binding upon Agent and Lenders or become effective until accepted by Agent and Lenders, in writing, at said place of business. If so accepted by Agent and Lenders, this Agreement and the other Loan Documents shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF NEW YORK, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement. To induce Agent and Lenders to accept this Agreement, each Borrower hereby irrevocably agrees that, subject to Agent’s election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE COLLATERAL SHALL BE LITIGATED IN STATE OR FEDERAL COURTS HAVING SITUS WITHIN THE CITY OF NEW YORK OR THE CITY OF WHITE PLAINS, STATE OF NEW YORK. EACH BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITIES AND STATE. Each Borrower hereby irrevocably consents to service of process by U.S. first class mail and agrees that service of such process upon such person shall constitute personal service of such process upon such Borrower. EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO OBJECT TO, TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH BORROWER BY AGENT OR ANY LENDER IN ACCORDANCE WITH THIS SECTION. The parties agree that at the discretion of Agent, the parties shall submit all disputes concerning the interpretation and enforcement of this Agreement and the other Loan Documents, including but not limited to an assessment of whether any of the parties acted in good faith during their course of dealings with the other, to binding arbitration under the rules of the JAMS or the American Arbitration Association at the sole discretion of Agent, with arbitration to take place exclusively in New York, New York.

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SECTION 20      POWER OF ATTORNEY.

Each Borrower acknowledges and agrees that its appointment of Agent as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Obligations are satisfied and indefeasibly paid in full in cash and this Agreement is terminated.

SECTION 21      PROMOTIONAL MATERIAL.

Agent may not publish any announcement(s), tombstone, client list, or similar advertising or informational material relating to the financing transaction contemplated by this Agreement without the prior written consent of the Borrowers, which consent shall not be unreasonably withheld or delayed.

SECTION 22      COUNTERPARTS.

This Agreement, any of the other Loan Documents and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

SECTION 23      INFORMATION.

Borrowers hereby agree that Agent and Lenders may exchange any information concerning Borrowers, including, without limitation, information relating to the creditworthiness of Borrowers in the possession or control of Agent or any Lender, as the case may be, (i) with any of their respective affiliates, (ii) to any regulatory authority having jurisdiction over Lenders or (iii) to any other person, in connection with the exercise of any Lender’s rights hereunder or under any of the other Loan Documents.

SECTION 24      AMENDMENTS; MODIFICATIONS.

No amendment, modification or waiver of any provision of the Agreement or any of the other Loan Documents, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrowers, Agent and the Required Lenders, or if Agent and Lenders shall not be parties thereto, by the parties thereto and consented to by Agent and the Required Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 25      WAIVER OF JURY TRIAL; OTHER WAIVERS.

(a)          EACH BORROWER, AGENT AND EACH LENDER HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY ANY BORROWER, AGENT OR ANY LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN ANY BORROWER, AGENT OR ANY LENDER. IN NO EVENT SHALL AGENT OR ANY LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

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(b)          Each Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

(c)          Each Borrower hereby waives the benefit of any law that would otherwise restrict or limit Agent or any affiliate of Agent in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Obligations, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Agent or such affiliate of Agent to such Borrower, including, without limitation, any deposit account at Agent or such affiliate.

(d)          EACH BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY AGENT OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF SUCH BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL.

(e)          Agent’s or any Lender’s failure, at any time or times hereafter, to require strict performance by any Borrower of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Agent or any Lender of an Event of Default under this Agreement or any default under any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Agent or any Lender in the exercise of any right or remedy under this Agreement or any other Loan Document shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or default under any of the other Loan Documents shall be deemed to have been suspended or waived by Agent or any Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of Agent and Lenders and directed to Borrowers specifying such suspension or waiver.

SECTION 26      NO IMPLIED WAIVER.

No act, failure or delay by Agent or any Lender shall constitute a waiver of any of its rights and remedies. No single or partial waiver by Agent or any of Lenders of any provision of this Agreement or any of the other Loan Documents, or of any breach or default hereunder or thereunder, or of any right or remedy which Agent or any Lender might have, shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provision, breach, default, right or remedy on a future occasion. No waiver by Agent or any Lender shall affect its rights to require strict performance of this Agreement or the other Loan Documents. Notwithstanding anything contained herein to the contrary, the right of Borrowers to update or amend any certain schedule or exhibit to this Agreement as set forth herein shall not operate as a waiver or cure of any breach of representation, warranty or covenant of Borrowers based on the inaccuracy of any such schedule or exhibit at the time any such representation or warranty was made or deemed made hereunder, nor operate to limit, diminish or otherwise effect Agent’s and Lenders’ rights and remedies with respect thereto.

[Signature Pages Follow]

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The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWERS:	TELETOUCH COMMUNICATIONS, INC.

	By:	/s/ Thomas A. Hyde, Jr.
		Name:	Thomas A. Hyde, Jr.
		Title:	President and Chief Operating Officer

PROGRESSIVE CONCEPTS, INC.

	By:	/s/ Thomas A. Hyde, Jr.
		Name:	Thomas A. Hyde, Jr.
		Title:	President and Chief Executive Officer

AGENT:	DCP TELETOUCH LENDER, LLC,
as Agent

	By:	/s/ Gary Katz
		Name:	Gary Katz
		Title:	Authorized Representative

LENDER:	DCP TELETOUCH LENDER, LLC,
as a Lender

	By:	/s/ Gary Katz
		Name:	Gary Katz
		Title:	Authorized Representative

Commitment Percentage: 100%

[Signature Page to Loan and Security Agreement]

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